Exhibit 2.1

EXECUTION VERSION

Master Transaction Agreement

relating to the formation of a Chilean joint venture

by and among

LLA UK Holding Limited,

Liberty Latin America Ltd.,

Sercotel, S.A. de C.V.,

Controladora de Servicios de Telecomunicaciones, S.A. de C.V.,

América Móvil, S.A.B. de C.V.

and

Claro Chile, S.A.

        September 29, 2021

Table of Contents
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Master Transaction Agreement
This Master Transaction Agreement (as may be supplemented or amended in accordance with the provisions hereof, this “Agreement”), dated as of September 29, 2021, is by and among LLA UK Holding Limited, a private limited liability company organised and existing under the laws of England and Wales ( “Latour”), Liberty Latin America Ltd., a company duly organized, existing and established in accordance with the Laws of Bermuda (“Latour Parent”), Sercotel, S.A. de C.V., a corporation (Sociedad Anónima de Capital Variable) duly organized, existing and established in accordance with the Laws of the United Mexican States (“Amarone Holdco 1”), Controladora de Servicios de Telecomunicaciones, S.A. de C.V., a corporation (Sociedad Anónima de Capital Variable) duly organized, existing and established in accordance with the Laws of the United Mexican States (“Amarone Holdco 2” and, together with Amarone Holdco 1, “Amarone”) (with each of Latour and Amarone being a “Contributing Party” and, together, the “Contributing Parties”), América Móvil, S.A.B. de C.V., a corporation (Sociedad Anónima Bursátil de Capital Variable) duly organized, existing and established in accordance with the Laws of the United Mexican States (“Amarone Parent”, with each of Latour Parent and Amarone Parent being a “Guarantor” and, together, the “Guarantors”) and Claro Chile, S.A., a sociedad anónima incorporated and validly existing under Chilean law, which will be converted into a sociedad por acciones in accordance with the Pre-Closing Steps (the “Company”).
WHEREAS, each Target Group (as defined below) is engaged in the Business (as defined below);
WHEREAS, each Contributing Party has agreed to contribute and/or transfer (or procure the contribution and/or transfer of) its Target Group (as defined below) and to assume the obligations imposed on it as a Contributing Party under this Agreement, in each case, on the terms and subject to the conditions of this Agreement;
WHEREAS, the Company has agreed to accept the contribution and/or transfer of the respective Target Groups and to assume the obligations imposed on the Company under this Agreement, in each case, on the terms and subject to the conditions of this Agreement; and
WHEREAS, the Guarantors with respect to their respective Contributing Party have agreed to guarantee the payment obligations of the relevant Contributing Party under this Agreement.
NOW THEREFORE, in consideration of the premises and the mutual covenants of the parties set forth herein and upon the terms and subject to the conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:
Article 1
DEFINITIONS AND GENERAL
Section 1.1.Definitions. The capitalized terms defined in this Section 1.1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

“Accounting Firm” has the meaning set forth in Section 2.3(c).
“Action” means any claim, action, suit, proceeding, investigation, arbitral action or criminal prosecution by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such first Person. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power or right, to direct or cause the direction of management and policies of a Person through the ownership of voting securities or interests, by contract, or otherwise; provided, however, that from and after the Closing, none of the Company or any member of any Target Group shall be considered an Affiliate of either Contributing Party or either Guarantor.
“Agreement” has the meaning set forth in the preamble hereto.
“Amarone” has the meaning set forth in the preamble hereto.
“Amarone Excluded Business” means the business of Amarone or any of its Affiliates involving the construction, operation, management, ownership or lease of telecommunication towers or subsea telecommunication assets or providing wholesale services to any Person relating to telecommunication towers or subsea telecommunications in Chile.
“Amarone Holdco 1” has the meaning set forth in the preamble hereto.
“Amarone Holdco 2” has the meaning set forth in the preamble hereto.
“Amarone Parent” has the meaning set forth in the preamble hereto.
“Amarone Trademark License Agreement” has the meaning set forth in Section 2.5(c)(v).
“Amarone Transitional Services Agreement” has the meaning set forth in Section 2.5(c)(iv).
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable Laws (including the Laws of Chile and Mexico) prohibiting bribery and corruption.
“Anti-Money Laundering Laws” means the U.S. Money Laundering Control Act of 1986 (as amended) and all other such money laundering related Laws of any other applicable jurisdiction (including the Laws of Chile and Mexico).
“Applicable Exchange Rate” has the meaning set forth in Section 1.3(b).
“Applicable Reporting Company” has the meaning set forth in Section 4.9(b).

“Audited Financial Statements” means the audited consolidated statements of financial position, statements of profit or loss and other comprehensive income, statements of changes in equity, cash flows statements, and notes for each Target Group (excluding, with respect to Amarone, Caymus Holding) as of and for the fiscal years ended December 31, 2019 and December 31, 2020.
“Balance Sheet Date” means June 30, 2021.
“Business” means the business of providing cable television, internet, data, wireless mobile and local and long-distance fixed telephone services to residential and commercial subscribers in Chile. For purposes of this Agreement “Business” shall not include the Amarone Excluded Business or the Latour Excluded Business.
“Business Day” means any day that is not a Saturday, Sunday or any other day on which commercial banks in the City of New York, New York, Mexico City, Mexico or Santiago, Chile are required or authorized by Law to be closed.
“Business Employee” means any individual who, as of any relevant time is or was employed by a member of a Target Group, including any such individual who is on disability leave or other authorized leave of absence as of immediately prior to the Closing.
“Business Records” means all books, records, data, files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, ledgers, journals, technical documentation (e.g., design specifications, functional requirements, operating instructions, logic manuals, flow charts), user documentation (e.g., installation guides, user manuals, training materials, release notes, working papers), Tax Returns and other Tax work papers and files.
“CapEx Adjustment Amount” means, with respect to a Contributing Party’s Target Group, an amount equal to fifty percent (50%) of the CapEx Deficit of such Contributing Party’s Target Group.
“CapEx Deficit” means, with respect to a Contributing Party’s Target Group, an amount equal to (i) the aggregate amount of the applicable target amounts (or portions thereof, on a pro rata basis) set forth on the CapEx Schedule for the period between the Locked Box Date and December 31, 2022, plus (ii) the aggregate amount of Indebtedness incurred by such Target Group pursuant to Section 4.16(b)(ii) and minus (iii) the amount of cash on such Target Group’s balance sheet as of the Closing Date that exceeds such Target Group’s aggregate capital expenditures for such period; provided, however, that if such amount is less than the CapEx Deficit De Minimis, the CapEx Deficit for such Target Group shall be deemed to be zero (0). For illustrative purposes only, Schedule 1 sets forth a sample calculation of the CapEx Deficit.
“CapEx Deficit De Minimis” means, with respect to a Contributing Party’s Target Group, an amount equal to ten percent (10%) of the aggregate amount of the applicable amounts set forth in the CapEx Schedule for the Locked Box Period.

“CapEx Schedule” means, with respect to a Contributing Party’s Target Group, the schedule set forth in Schedule 1.
“Caymus Comunicaciones” means Claro Comunicaciones, S.A., a sociedad anónima incorporated and validly existing under Chilean law, which will be converted into a sociedad por acciones in accordance with the Pre-Closing Steps.
“Caymus Holding” means Claro Holding, S.A., a sociedad anónima incorporated and validly existing under Chilean law, which will be converted into a sociedad por acciones in accordance with the Pre-Closing Steps.
“Caymus Holding Unaudited Financial Statement” means the unaudited balance sheets for Caymus Holding as of and for the fiscal years ended December 31, 2019 and December 31, 2020.
“CEO Direct Report” has the meaning set forth in Section 4.1(b)(v).
“Chilean Merger” means the merger of Latour Newco with and into the Company with the Company surviving on the terms set forth in Annex A.
“Claim Notice” has the meaning set forth in Section 5.5(a).
“Closing” means the closing of the transactions contemplated by this Agreement to occur on the Closing Date.
“Closing Date” has the meaning set forth in Section 2.4.
“Closing Date Cash Payment” means an amount, whether positive or negative, equal to the Estimated Leakage Amount set forth on the Pre-Closing Statement provided by Latour, plus the CapEx Adjustment Amount set forth on the Pre-Closing Statement provided by Latour, minus the Estimated Leakage Amount set forth on the Pre-Closing Statement provided by Amarone and minus the CapEx Adjustment Amount set forth on the Pre-Closing Statement provided by Amarone; provided, that if such amount is positive, Latour shall pay such amount to Amarone and if such amount is negative, Amarone shall pay the absolute value of such amount to Latour.
“Closing Date Equalization Payment” means CLP 73,000,000,000.
“Closing Regulatory Approvals” has the meaning set forth in Section 2.5(a).
“Collective Bargaining Agreement” means any written or oral agreement or memorandum of understanding with any labor union, labor organization, authorized employee representative or employees grouped for bargaining purposes, to which a Target Group is a party or subject or which covers any Business Employee.
“Company” has the meaning set forth in the preamble hereto.

“Company Indemnitees” has the meaning set forth in Section 5.2.
“Company Plan” means any Employee Benefit Plan that is sponsored, maintained or entered into by any member of a Target Group.
“Company Return” has the meaning set forth in Section 4.8(a)(ii).
“Condition 1” means the condition “Primera” imposed by the Antitrust Court (Tribunal de Defensa de la Libre Competencia) of the Republic of Chile in Resolution N°1/2004, of October 25th, 2004.
“Confidentiality Agreement” has the meaning set forth in Section 4.9(b).
“Contract” means any legally binding commitment, agreement, arrangement or contract, whether written or oral (including all amendments, waivers, renewals, extensions and modifications thereto).
“Contributing Party” has the meaning set forth in the preamble hereto.
“Contributing Party Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.6, Section 3.7 and Section 3.8.
“Contributing Party Obligations” has the meaning set forth in Section 4.6.
“Contributing Party Tax Contest” has the meaning set forth in Section 4.8(f)(ii).
“COVID-19” means the coronavirus disease 2019 (COVID-19) classified as a pandemic by the World Health Organization on March 11, 2020.
“COVID-19 Measures” means any measures, actions or inactions, changes in business operations or other practices, affirmative or negative, adopted pursuant to any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other applicable Law, decree, judgment, injunction or other order, directive, policy, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.
“Damages” means all losses, damages, judgments, fines, penalties, costs and expenses (including reasonable costs of investigation, defense or settlement, court costs and reasonable fees and expenses of attorneys and other professionals), claims, awards, assessments, charges, Taxes or other liabilities whatsoever, whether contractual, tortious, statutory or otherwise, suffered, sustained, paid or incurred by a Person, including in connection with any Action, whether involving a claim brought by a Governmental Authority, a Third Party Claim, or a claim solely among the Parties hereto; provided that except to the extent awarded in respect of a Third Party Claim, Damages shall not include any (1) indirect, punitive, exemplary or similar damages, including loss of future profits, revenue or income or loss of business reputation or opportunity or (2) special, incidental or consequential damages or diminution in value (in each case of clause (2), other than to the extent reasonably foreseeable).
“Disclosure Schedule” means the written disclosure schedules delivered by each Contributing Party to the other Contributing Party concurrently with the execution and delivery of this Agreement dated as of the date hereof.
“Dispute” has the meaning set forth in Section 2.3(c).
“Dispute Notice” has the meaning set forth in Section 2.3(a).
“Dispute Period” has the meaning set forth in Section 2.3(c).
“Employee Benefit Plan” means each (i) “employee benefit plan” or other agreement or plan, contract, program, fund, policy or arrangement of any kind that provides for compensation or benefits, (ii) additional severance payments, salary continuation, welfare benefit, bonus, incentive, stock option, employee stock ownership, share scheme, retirement, pension, profit sharing, retention, change in control, or deferred compensation plan, contract, program, fund, policy or arrangement of any kind and (iii) employment, consulting, severance, termination protection or similar plan, Contract, program, fund, arrangement or policy, in each case whether or not written, that is (A) sponsored, maintained, administered, contributed to or entered into by a Contributing Party or any of its Affiliates (including a member of such Contributing Party’s Target Group) for the current or future benefit of any current or former Service Provider or (B) for which any member of a Target Group has any direct or indirect liability; provided, however, that in no event shall an Employee Benefit Plan include any arrangement maintained by a Governmental Authority to which any member of a Target Group is required to contribute under applicable Law.
“End Date” has the meaning set forth in Section 6.1(b).
“Environmental Law” means any Law related to the protection or cleanup of the environment or natural resources.
“Estimated Leakage Amount” has the meaning set forth in Section 2.2.
“Exchange Act” has the meaning set forth in Section 4.9(b).
“Exchange Act Reports” has the meaning set forth in Section 4.9(b).
“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.
“FNE” means National Economic Prosecutor’s Office (Fiscalía Nacional Económica) of the Republic of Chile.
“Fraud” means common law fraud under the Laws of the State of New York (including the element of scienter).

“General Enforceability Exceptions” has the meaning set forth in Section 3.2.
“Governmental Authority” means any national, federal, state, local, regional or foreign government; international authority (including, in each case, any central bank or fiscal, tax or monetary authority); governmental agency, authority, division, or department; the government of any prefecture, state, province, country, municipality or other political subdivision thereof; and any governmental body, authority, board or commission, or any instrumentality or officer acting in an official capacity of any of the foregoing, including any court, arbitral tribunal or committee exercising any executive, legislative, judicial, regulatory or administrative functions of government.
“Governmental Filings” has the meaning set forth in Section 3.4.
“Government Official” means any public or elected official or officer, employee (regardless of rank), or person acting on behalf of a national, regional, provincial, local or foreign government, including a department, agency, instrumentality, state-owned or statecontrolled company, public international organization (such as the United Nations or World Bank), or political party, party official or any candidate for political office, whether in a paid or unpaid position. Officers, employees (regardless of rank), or persons acting on behalf of an entity that is financed, even if only in part, through public appropriations, is widely perceived to be performing government functions, and should be considered “Government Officials.” Similarly, an entity that has its key officers and directors appointed by a government body that is widely perceived to be performing government functions, and those officers and directors should also be considered “Government Officials.”
“Guarantor” has the meaning set forth in the preamble hereto.
“IFRS” means the standards and interpretations as issued by the International Accounting Standards Board.
“Indebtedness” means with respect to any Person and without duplication, all (i) outstanding principal of and premium, and costs, fees, charges, penalties and all accrued and unpaid interest in respect of indebtedness for borrowed money, (ii) financial obligations evidenced by notes, bonds, debentures, debt securities, loan stock or similar instruments whether convertible or not, including those incurred in connection with the acquisition of property, assets or businesses, (iii) any obligation (whether secured or unsecured, as principal or surety of otherwise) for the payment or repayment of money raised by whatever means (including acceptances, bills of exchange, securities and deposits), including any outstanding costs and fees related thereto and any obligations on which payments are made, (iv) all obligations under interest rate or currency swap transactions, (v) to the extent not otherwise included in this definition, the mark to market effect (positive or negative) of all derivative or hedging instruments, (vi) all lease liabilities required to be capitalized by IFRS, including those related to property, plant and equipment, if applicable (for the avoidance of doubt, no amounts that would arise as a lease liability due to the application of IFRS 16 from January 1, 2019 onwards will be considered as Indebtedness to the extent that such leases should had not been classified as finance leases prior to the application of IFRS 16 from January 1, 2019), (vii) any deferred purchase price of property or services, (viii) dividends or distributions declared and payable but unpaid, (ix) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (viii) above, (x) all obligations of any type referred to in clauses (i) through (ix) above of any other Person secured (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person or any of its Subsidiaries).
“Indemnification Cap” has the meaning set forth in Section 5.4(b).
“Indemnified Party” has the meaning set forth in Section 5.5(a).
“Indemnified Taxes” means (i) with respect to a Target Group, (A) any Taxes of a Person (other than a member of such Target Group) for which a member of such Target Group is liable as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of a member of such Target Group to a Taxing Authority is determined or taken into account with reference to the activities of any other Person or a party, (B) any Taxes relating to the Business of such Target Group or any member of such Target Group with respect to any PreLocked Box Tax Period (except to the extent such liability to Tax arises or is increased solely as a result of any failure by the Company to perform or comply with its obligations under Section 4.8), (C) any Taxes (other than Transfer Taxes) arising from a Pre-Closing Step with respect to one or more members of such Target Group; and (D) any Taxes of a Person (other than a member of such Target Group or the Company or any of its Affiliates) imposed on or payable by a member of such Target Group as a transferee or successor (whether by merger, conversion, liquidation or otherwise) as a result of any transaction (whether merger, conversion, liquidation or otherwise) consummated prior to the Closing Date (except with respect to any such transaction that is contemplated or otherwise permitted by this Agreement) and (ii) with respect to a Contributing Party, (A) any Taxes imposed on the Company or its Affiliates as a result of any failure by such Contributing Party to perform or comply with its obligations under Section 4.8, (B) any Transfer Taxes for which such Contributing Party is responsible under Section 4.8(c), (C) any income, franchise, capital gains or similar Taxes of such Contributing Party or its Affiliates (other than a member of its Target Group), and (D) without duplication of clause (i) above, any Taxes (other than Transfer Taxes) imposed on such Contributing Party or its Affiliates (including the members of its Target Group) as a result of (1) the Pre-Closing Steps with respect to such Contributing Party or its Affiliates (including the members of its Target Group) or (2) the transactions described in Section 2.1.
“Indemnifying Party” has the meaning set forth in Section 5.5(a).
“Intellectual Property” means, collectively, all intellectual property rights and other similar proprietary rights, whether registered or unregistered, protected, created or arising under the Laws of any jurisdiction or under any international convention, including such rights in and to the following (i) patents and patent applications, including continuations, divisions, continuations-in-part, reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing, (ii) trademarks, service names, brand names, logos and domain names

(“Trademarks”) (iii) copyrights and any other intellectual property rights in works of authorship, and all registrations, applications, renewals, extensions and reversions of any of the foregoing, (iv) trade secrets, and any other intellectual property rights in confidential information, and any other non-public information or data that is protectable under the Laws of any jurisdiction by the right to limit the disclosure thereof by any Person (“Trade Secrets”), (v) intellectual property rights in social media accounts and (vi) intellectual property rights in software.
“IT Assets” means any and all computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, in each case, (i) owned by a member of a Target Group or (ii) exclusively leased to and controlled by a member of a Target Group.
“Knowledge of such Contributing Party” (or any formulation herein expressly referencing “knowledge” of a Contributing Party) means, as to a particular matter, the actual knowledge of those individuals set forth in Section 1.1(a) of the applicable Disclosure Schedule, after reasonable inquiry by such individuals of their direct reports.
“Latour” has the meaning set forth in the preamble hereto.
“Latour Excluded Business” means the business of Latour or any of its Affiliates involving the construction, operation, management, ownership or lease of subsea telecommunication assets or providing wholesale services to any Person relating to subsea telecommunications.
“Latour Newco” means a Chilean entity to be formed and wholly-owned by Latour in accordance with the Pre-Closing Steps.
“Latour Parent” has the meaning set forth in the preamble hereto.
“Latour Transitional Services Agreement” has the meaning set forth in Section 2.5(c)(iii).
“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Order.
“Leakage” means, with respect to a Target Group, any of the following to the extent incurred during the Locked Box Period, but excluding, in each case, any Permitted Leakage: (i) any dividend, bonus or other distribution (in cash or in kind) declared, paid or made (whether actual or deemed) by any member of such Target Group to any Person outside of the Target Group; (ii) any payment by any member of such Target Group to any Person outside of the Target Group for the purchase, redemption or repayment or any other return of capital (whether by reduction of capital or redemption or purchase of equity) of any equity or other securities of any member of such Target Group; (iii) any payment of any other nature (including directors’ fees, monitoring fees, bonuses, loan repayments or management fees or any other such fees) made by any member of such Target Group to or for the benefit of Amarone or Latour, as applicable, or a Related Party of Amarone or Latour, as applicable (other than members of such Target Group); (iv) any Transaction Expenses of Amarone or Latour, as applicable; (v) any transfer or disposition of assets, rights or other benefits for less than fair market value by any member of such Target Group to or for the benefit of Amarone or Latour, as applicable, or a Related Party of Amarone or Latour, as applicable (other than members of such Target Group); (vi) any transfer or acquisition of assets, rights or other benefits for more than fair market value by any member of such Target Group from or for the benefit of Amarone or Latour, as applicable, or a Related Party of Amarone or Latour, as applicable (other than members of such Target Group); (vii) any liability, debt, guarantee, obligation or indemnity assumed, paid, discharged or incurred by any member of such Target Group in favor of or for the benefit of Amarone or Latour, as applicable, or a Related Party of Amarone or Latour, as applicable (other than members of such Target Group), other than pursuant to agreements or arrangements on an arm’s length basis for at least fair market value; (viii) the creation of any Lien (other than a Permitted Lien) over any assets (or any interest therein) of a member of such Target Group to or for the benefit of Amarone or Latour, as applicable, or a Related Party of Amarone or Latour, as applicable (other than members of such Target Group); (ix) any waiver, forgiveness, discount, deferral, release or discharge by any member of such Target Group of (A) any amount, obligation or liability owed to it by Amarone or Latour, as applicable, or a Related Party of Amarone or Latour, as applicable (other than members of such Target Group) or (B) any claim (howsoever arising) against Amarone or Latour, as applicable, or a Related Party of Amarone or Latour, as applicable (other than members of such Target Group); (x) any Indebtedness incurred by any member of such Target Group, and any payments of interest or principal amounts and associated costs and expenses of such Target Group incurred in connection therewith other than Indebtedness or payments to achieve such Target Group’s Target Net Debt in accordance with Section 4.11; (xi) any loans by any member of such Target Group to Amarone or Latour, as applicable, or a Related Party of Amarone or Latour, as applicable (other than members of such Target Group); (xii) any liabilities to the extent they do not arise from the Business but instead have been assumed or incurred by any member of such Target Group on behalf of and for the exclusive benefit of Amarone or Latour, as applicable, or a Related Party of Amarone or Latour, as applicable (other than members of such Target Group); (xiii) any expenses or liabilities incurred by a member of Target Group in respect of any new equity or equity-based awards granted during the Locked Boxed Period to any current or former Service Provider or voluntary accelerations during the Locked Boxed Period of equity or equity-based awards held by to any current or former Service Provider by Amarone Parent and Latour Parent, as applicable; (xiv) the payment or incurrence by any member of such Target Group of any Tax as a result of any of the matters referred to in clauses (i) to (xiii) above (other than to the extent the matters referred to in clauses (i) to (xiii) above would be Permitted Leakage); (xv) any binding agreement, arrangement or other commitment (whether conditional or not) by any member of such Target Group to do or give effect to any of the matters referred to in clauses (i) to (xiv) above.
“Lien” means any mortgage, lien, pledge, charge, hypothecation, claim, encroachment, easement, real property title defect, adverse claim, option, right of first refusal, security interest or encumbrance of any kind.
“Locked Box Date” means June 30, 2021.

“Locked Box Period” means the period from (but excluding) the Locked Box Date to (and including) the Closing Date.
“Management Fees” has the meaning set forth in Section 4.18(a).
“Mast Sites” means sites occupied, inter alia, by equipment relating to the radio access network operated by a Target Group, including masts and antennae for the reception and emission of radio frequency signals.
“Material Adverse Effect” means any change, event, circumstance, development, state of facts, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have (a) a material adverse effect on the condition (financial or otherwise) or business of a Target Group, taken as a whole, or (b) a material adverse effect on the ability of a Contributing Party to perform its respective obligations under this Agreement or the other Transaction Agreements, or that would prevent, materially impede or materially delay the consummation by a Contributing Party of the transactions contemplated hereby or thereby; provided, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: (i) general economic or political conditions or conditions in the financial, credit or securities markets (including changes in interest or currency exchange rates); (ii) any acts of God, natural or manmade disasters, epidemic, pandemic, or disease outbreak (including COVID-19 or COVID-19 Measures), terrorism, hostilities, sabotage, war or any escalation or worsening of acts of terrorism, hostilities or war; (iii) any event, development, effect, fact or change generally affecting any of the industries in which the Target Groups operate; (iv) any enactment of, change in, or change in interpretation of, applicable Law or in IFRS, GAAP or applicable accounting standards; (v) the announcement, pendency or consummation of the transactions contemplated hereby or the identity of a Contributing Party or any of its Affiliates (provided that the exception in this clause (v) shall not apply to the representations and warranties set forth in Section 3.3(a) and Section 3.3(b) to the extent that their purpose is to address the consequences resulting from the announcement, pendency or consummation of the transactions contemplated by this Agreement or the conditions set forth in Section 2.6(a) and Section 2.7(a) to the extent they relate to such representations and warranties); (vi) any failure, in and of itself, of a Target Group to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings predictions or other financial performance measures or operating statistics (it being agreed that the facts and circumstances giving rise to such failure that are not otherwise described in this proviso may be taken into account in determining whether a Material Adverse Effect has occurred) (vii) any action or omission (A) pursuant to, or required by, the express terms of this Agreement or (B) at the prior written request of or with the prior written consent of the other Contributing Party; or (viii) any event, change or circumstance related to the Amarone Excluded Business or the Latour Excluded Business, as applicable (provided that any resulting effect on the applicable Business of such event, change or circumstance related to the Amarone Excluded Business or the Latour Excluded Business, as applicable, shall be considered when determining whether there has been a Material Adverse Effect); provided that any effect arising out of or resulting from any change or event referred to in clauses (i)-(iv) above may be considered when determining whether there has been a Material Adverse Effect on a Target

Group to the extent such change or event has a materially disproportionate impact on such Target Group, taken as a whole, compared to other companies in Central and South America that operate in the industries in Central and South America in which such Target Group operates.
“Material Contract” has the meaning set forth in Section 3.17(a).
“Mini-Basket” has the meaning set forth in Section 5.4(a).
“Network” has the meaning set forth in Section 3.25(a).
“Network Infrastructure” has the meaning set forth in Section 3.25(d).
“Official Gazette” means the Official Gazette (Diario Oficial) of the Republic of Chile.
“Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.
“Ordinary Course of Business” means the ordinary course of business of a Target Group.
“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by any member of a Target Group.
“Party” and “Parties” means each of the parties to this Agreement.
“Permits” has the meaning set forth in Section 3.15.
“Permitted Leakage” means, with respect to a Target Group, any of the following: (i) any payments expressly provided for under the terms of this Agreement; (ii) any non-cash amounts incurred in connection with the Pre-Closing Steps; (iii) the base salaries and other remuneration (including reimbursement of reasonable expenses), consultation fees, accrued bonuses, emoluments and other entitlements incurred or paid or agreed to be paid or payable by Amarone or Latour, as applicable, or to any employee, director, consultant or officer of a member of such Target Group, in each case, in the Ordinary Course of Business consistent with past practice and in accordance with the current terms of the related employment, director, consulting or service agreements with such Target Group furnished to the other Parties prior to the date of this Agreement (but excluding any change in control, severance, stay, retention, transaction or similar bonuses payable by any Target Group due or arising (either alone or in combination with any other event) as a result of the transactions contemplated by this Agreement and related employment or payroll Taxes); (iv) any payments to the applicable Guarantor associated with share-based incentive awards held by certain Business Employees; (v) any retention payments granted or made within the parameters of the Permitted Retention Amount; (vi) any payments made by any member of a Target Group to Amarone or Latour, as applicable, of refunds of Taxes attributable to a Pre-Locked Box Tax Period received by such Target Group other than in the Ordinary Course of Business consistent with past practice; (vii) any payments, debt amortization or capitalization made by any member of a Target Group to achieve such Target Group’s Target Net Debt in accordance with Section 4.11; (viii) any payments set forth on Section 1.1(b) of the applicable Disclosure Schedule relating to the Locked Box Period; and (ix) any payments by any member of a Target Group of any Taxes with respect to any of the payments described in clauses (i) through (viii).
“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Company, (ii) statutory liens for any Taxes, assessments or other governmental charges not yet due and payable or which may thereafter be paid without penalty or the amount or validity of which is being contested in good faith by appropriate proceedings and in each case, for which adequate reserves have specifically been established in accordance with IFRS or GAAP, as applicable, (iii) mechanics’, carriers’, workers’, repairmen’s and similar Liens arising or incurred in the Ordinary Course of Business, (iv) zoning, entitlement and other land use and environmental regulations, (v) liens securing debt as disclosed in the Audited Financial Statements or the Caymus Holding Unaudited Financial Statements that will be released at or prior to Closing or (vi) title of a lessor under a capital or operating lease; provided that, with respect to clauses (i), (iii) and (iv) above, such Liens are not material in amount or materially interfere with the member of a particular Target Group’s current use or occupancy of such real property.
“Permitted Retention Amount” means retention amounts described in Section 4.1(b)(v) of the applicable Disclosure Schedule.
“Person” means any individual, corporation, partnership, limited liability company, unlimited liability company, limited liability partnership, joint venture, person, trust, association, organization or any other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Personal Information” means any data that constitutes personal information, personally identifiable information or “Personal Information” under applicable Law as well as data that identifies or can be used to identify individuals either alone or in combination with other information which is in the possession of a Target Group, including an individual’s name, address, phone number, username and password, social security number or other government-issued number, financial account number, date of birth, email address, Internet Protocol (IP) address, or other health information or account information, or any other information that can be used to contact someone or serve them with information online or offline (including identifiers used to engage in interest based advertising), or other information that is regulated by one or more Privacy Laws.
“Post-Locked Box Tax Period” means a Tax period other than a Pre-Locked Box Tax Period, including the portion of the Straddle Period beginning after the Locked Box Date.
“Pre-Closing Statement” has the meaning set forth in Section 2.2.
“Pre-Closing Steps” means the steps set forth on Annex B.
“Pre-Closing Steps Documents” has the meaning set forth in Section 4.12(a).

“Pre-Locked Box Tax Period” means a Tax period ending on or prior to the Locked Box Date and, with respect to any Straddle Period, the portion of such Tax period ending on and including the Locked Box Date.
“Privacy Laws” has the meaning set forth in Section 3.24(l).
“Registered Intellectual Property Rights” means (i) patents and patent applications, (ii) registered Trademarks and applications therefor, and (iii) copyright registrations, in each case owned by a member of a Target Group.
“Registration Statement & Prospectus” has the meaning set forth in Section 4.9(b).
“Registry of Commerce” means the Registry of Commerce (Registro de Comercio) kept by the respective Custodian of Real Estate (Conservador de Bienes Raices) of the Republic of Chile.
“Regulatory Approval” has the meaning set forth in Section 4.2(b).
“Related Parties” means, with respect to a Person, such Person and any of its former (within the past three (3) years from the date of determination), current and future Affiliates, and each of their respective former (within the past three (3) years from the date of determination), current and future direct or indirect directors, officers, “principals,” general or limited partners, employees, stockholders, other equity holders, members, managers, agents, assignees, Affiliates, controlling Persons or Representatives; provided, that in the case of members of a Target Group, the term “Related Party” shall include any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and Rule 16a-1 of the Exchange Act) of any current or former director, officer or employee of the applicable Contributing Party or the members of such Target Group.
“Related Party Contract” means any Contract between any one or more members of a Target Group, on the one hand, and any one or more Related Parties of such Target Group (other than any other member of such Target Group), on the other hand.
“Releasing Party” has the meaning set forth in Section 4.13.
“Released Party” has the meaning set forth in Section 4.13.
“Remedial Action” means (i) promptly complying with or modifying any request for information by any applicable Governmental Authority, (ii) offering, negotiating, committing to and effecting, by agreement, consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any assets of a Target Group, and any other restrictions on the activities of the Company, its Affiliates and any member of a Target Group in Chile and (iii) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling, that would adversely affect the ability of the Company to consummate the transactions contemplated hereby and taking any and all actions to prevent the entry, enactment or promulgation thereof.

“Remedy Package” has the meaning set forth in Section 4.2(c).
“Representative” means, with respect to any Person, its officers, directors, employees, financial advisors, attorneys, accountants, actuaries, consultants and other agents, advisors and representatives acting on behalf of such Person.
“Retained Group” means, with respect to a Contributing Party from and after the Closing, such Contributing Party together with its Affiliates, but excluding such Contributing Party’s Target Group.
“Retained Group Indemnitee” has the meaning set forth in Section 5.3.
“Review Period” has the meaning set forth in Section 2.3(c).
“Sanctions Laws” means economic or financial sanctions, embargoes laws, regulations, embargoes or restrictive measures imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State and those under the Laws of Chile and Mexico.
“SEC” has the meaning set forth in Section 4.9(b).
“Security Breach” means any breach, security breach, breach of Personal Information and all similar terms as defined under any relevant Law.
“Security Incident” means any attempted or successful unauthorized access, use, disclosure, modification or destruction of any Personal Information or IT Asset.
“Service Provider” means any individual who is a Business Employee or a director or individual independent contractor of any member of a Target Group.
“Shareholders Agreement” has the meaning set forth in Section 2.5(c)(i).
“Shares” means, with respect to Amarone, the equity interests in Caymus Holding and the Company and, with respect to Latour, the equity interests in Lila Chile Holding, B.V. and, upon formation in accordance with the Pre-Closing Steps, Latour Newco.
“Statement of Objections” has the meaning set forth in Section 2.3(c).
“Steering Committee” has the meaning set forth in Section 4.2(c).
“Straddle Period” means any Tax period that begins on or before and ends after the Locked Box Date.
“Subsidiary” means, with respect to any specified Person any: (a) corporation, more than 50% of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person; and (b) partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than 50% of the equity economic interest thereof or has the power to elect or direct the election of more than 50% of the members of the governing body of such partnership, joint venture, association or other entity.
“Survival Expiration Date” has the meaning set forth in Section 5.1(b).
“Target Group” means (i) with respect to Amarone, Caymus Holding, the Company and Caymus Comunicaciones and (ii) with respect to Latour, Lila Chile Holding, B.V. and each of its Subsidiaries and, upon formation in accordance with the Pre-Closing Steps, Latour Newco. For the avoidance of doubt, prior to the Closing, the Company shall be a member of the Amarone Target Group.
“Target Group Organizational Documents” has the meaning set forth in Section 3.3(b).
“Target Net Debt” with respect to a Target Group has the meaning set forth in Schedule 2.
“Tax Attribute Utilization Agreement” means the form Tax Attribute Utilization Agreement between Latour and Amarone set forth in Exhibit A of the Shareholders Agreement.
“Tax Contest” means any audit, court or administrative proceeding, request, action, suit, investigation or other dispute or similar claim in respect of Taxes.
“Taxes” means any foreign, federal, state, county or local income, sales and use, customs, excise, franchise, escheat or unclaimed property, real and personal property, gross receipt, capital gain, profits, value added, goods and services, ad valorem, capital, capital stock, privilege, alternative minimum, premium, windfall profits, environmental, documentary, stamp, production, business and occupation, registration, municipal license, lease, service, service use, social security, contribution disability, employment, unemployment, wage, disability, worker’s compensation, payroll, severance, or withholding or tax of any kind whatsoever or any fee, duty, impost, levy, charge or assessment in the nature of a tax imposed by any Taxing Authority, including any interest, additions to tax, fines or penalties related thereto (including any liability of any member of a Target Group (i) for the payment of any amount as a result of being party to any Tax Sharing Agreement and (ii) any Taxes of any Person (other than a member of a Target Group) imposed on or payable by a member of a Target Group as a transferee or successor (whether by merger, conversion, liquidation or otherwise)).
“Taxing Authority” shall mean any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.
“Tax Liability” means a liability in respect of Taxes.
“Tax Return” means any return, sworn statement, declaration, election, report, claim for refund or information return, certificate, bill, statement or other written information required to be filed with any Taxing Authority relating to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement or other Contract that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (other than a Contract entered into in the Ordinary Course of Business and that is not primarily related to Taxes).
“Telecommunications Filings” means any Governmental Filings that are necessary or advisable to make before the Undersecretary of Telecommunications (Subsecretaría de Telecomunicaciones) of the Republic of Chile for the purposes of consummating the transactions contemplated in this Agreement.
“Third Party Claim” has the meaning set forth in Section 5.5(a).
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.
“Trademarks” has the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.
“Transaction Agreements” means this Agreement, the Shareholders Agreement, the Amarone Transitional Services Agreement, the Latour Transitional Services Agreement, the Amarone Trademark License Agreement and any other agreement executed by the Parties in connection with the execution of this Agreement.
“Transfer Taxes” means any sales, use, value added, excise, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar Tax imposed by any Taxing Authority, including any interest, addition to tax or penalties related thereto.
“Transaction Expenses” means, except as otherwise expressly set forth in this Agreement and without duplication, the aggregate amount of all documented and out-of-pocket fees, costs and expenses (whether or not yet invoiced), incurred by, or on behalf of, or to be paid by, any Target Group in connection with the negotiation, preparation or execution of this Agreement or any documents or agreement contemplated hereby (including the Transaction Agreements) or the performance or consummation of the transactions contemplated hereby, in each case, to the extent agreed to or incurred at any time up until immediately before, and unpaid as of, the Closing, including (a) fees and expenses of counsel, advisors, consultants, investment bankers, accountants and auditors and experts engaged by, or on behalf of, any Target Group in connection with the transactions contemplated by this Agreement, (b) all costs, fees, reimbursement obligations and expenses incurred as a result of (or that would be incurred as a result of) the termination of any Related Party Contract as contemplated hereby and (c) obligations of the Target Group that are paid prior to, or remain unpaid as of, the Closing in respect of all change in control, severance, stay, retention, transaction or similar bonuses payable by any Target Group due or arising (either alone or in combination with any other event) as a result of the transactions contemplated by this Agreement and related employment or payroll Taxes (other than any retention payments granted or made within the parameters of the Permitted Retention Amount). Notwithstanding the foregoing, Transaction Expenses shall exclude all amounts to the extent paid off or settled in connection with Closing directly by a Contributing Party or any of its Affiliates (excluding the applicable Target Group) without drawing on any funds of the applicable Target Group.
“Unaudited Financial Statements” means (i) the Caymus Holding Unaudited Financial Statements and (ii) the unaudited consolidated statements of financial position, statements of profit or loss and other comprehensive income, statements of changes in equity, cash flows statements, and notes for each Target Group as of and for the six (6) month period ended June 30, 2021.
“VDR” means the virtual data room made available by the Parties on a platform hosted by Venue Donnelley Financial Solutions under the name “Chadwick”.
“Volnay Comunicaciones” means VTR Comunicaciones, SpA, a sociedad por acciones incorporated and validly existing under Chilean law, wholly owned, directly or indirectly, by Latour.
Section 1.2.Construction.
(a)The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. The contents of the Disclosure Schedule and each of the Exhibits, schedules and annexes attached hereto and thereto form an integral part of this Agreement and any reference to “this Agreement” will be deemed to include the Disclosure Schedule and each such Exhibit, schedule and annex. As used in this Agreement:  the term “including” means “including, without limitation;”  words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires;  the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless the context otherwise requires, refer to this Agreement as a whole (including the Disclosure Schedule and the Exhibits, schedules and annexes hereto and thereto) and not to any particular provision of this Agreement, and all references to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Schedule are to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Schedule of, or to, this Agreement;  the word “or” shall not be exclusive;  the words “date hereof” shall mean the date of this Agreement as identified above;  all references to “$” or “Dollars” shall refer to U.S. dollars, unless otherwise specified, and all references to “U.S.” are to the United States of America;  any reference to any federal, state, local statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder and amendments thereto;  when calculating the number of days before which, within which or following which, any act is to be done or step is to be taken pursuant to this Agreement, the date from which such period is to be calculated shall be excluded from such count; provided, however, that, if the last calendar day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;  the measure of a period of one month or year for the purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, however, that, if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1); provided further, that, if the last calendar day of such period is a non-Business Day, then the period in question shall end on the next succeeding Business Day;  if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the next Business Day thereafter; and  for the purposes of this Agreement, references to the term “delivered by,” “delivered to,” “furnished to,” “made available to” or similar expressions shall mean that the relevant Party has:  posted such materials to the VDR, in a manner that enables viewing of such materials by the other Parties or their Representatives no later than 12:00 p.m. Eastern time two (2) calendar days immediately prior to the date of this Agreement; or  set forth a copy of such materials in the applicable Disclosure Schedule.
(b)The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
Section 1.3.Currency Matters.
(a)All amounts payable by a Party to another Party under this Agreement (including all amounts set forth in a Pre-Closing Statement), regardless of the currency in which such amount was made or is denominated, shall be paid in Dollars (unless the Parties mutually agree to an alternate currency); provided, however, that any indemnity payments made by a Contributing Party to the Company pursuant to Article 5 shall be made in Chilean Pesos unless the Company specifies that such payments should be made in Dollars.
(b)Conversion of foreign currency to Dollars or Dollars to a foreign currency shall be made by applying the Dólar Observado exchange rate (the “Applicable Exchange Rate”) published by the Central Bank of Chile (Banco Central de Chile) on the date of determination or, if such publication is not available, such other publication agreed by the Parties. For purposes of the threshold in the covenants the date of determination for the Applicable Exchange Rate shall be the Locked Box Date and for purposes of indemnification the Applicable Exchange Rate shall be the Applicable Exchange Rate at 11:59 P.M. Eastern time of the Business Day immediately preceding the day on which an applicable amount is paid, offset or applied in any manner.
Article 2
THE CLOSING
Section 2.1.Deliveries and Actions at the Closing. At the Closing and upon the terms and subject to the conditions of this Agreement:
(a)Latour shall cause Volnay Comunicaciones to purchase from Amarone Holdco 2 in exchange for the Closing Date Cash Payment and the Closing Date Equalization Payment, and Amarone Holdco 2 shall sell to Volnay Comunicaciones, a number of shares of Caymus Holding with a fair market value equivalent to the sum of (x) the Closing Date Cash Payment and (y) the Closing Date Equalization Payment, free and clear of all Liens, except for (i) restrictions on transfer established by the governing documents relating to such shares or (ii) any restriction on transfer of securities pursuant to applicable securities Laws. Following the completion of such share transfer, Amarone shall cause Caymus Holding to record such share transfer in its shareholders’ registry.
(b)Immediately following the actions set forth in Section 2.1(a), Amarone Holdco 1 shall purchase, and Amarone Holdco 2 shall sell to Amarone Holdco 1, all the shares of Caymus Holding owned by Amarone Holdco 2 and not transferred pursuant to Section 2.1(a) for their fair market value, free and clear of all Liens, except for (i) restrictions on transfer established by the governing documents relating to such shares or (ii) any restriction on transfer of securities pursuant to applicable securities Laws. Following the completion of such share transfers, Amarone shall cause Caymus Holding to record such share transfers in its shareholders’ registry.
(c)Immediately following the actions set forth in Section 2.1(b), Amarone Holdco 1 shall contribute to the Company, through a capital increase granted by a public deed, all of its right and title to, and interest in, the shares received pursuant to Section 2.1(b) to the Company in exchange for newly issued shares of the Company, free and clear of all Liens, except for (i) restrictions on transfer established by the governing documents relating to such shares or (ii) any restriction on transfer of securities pursuant to applicable securities Laws. Following the completion of such share transfer, Amarone shall cause Caymus Holding to record such share transfer in its shareholders’ registry.
(d)Immediately following the actions set forth in Section 2.1(c), Latour shall cause to be contributed to Latour Newco, through a capital increase granted by public deed, all of its right and title to, and interest in, 100% of the shares of Lila Chile Holding, B.V. in exchange for newly issued shares of Latour Newco, free and clear of all Liens, except for (i) restrictions on transfer established by the governing documents relating to such shares or (ii) any restriction on transfer of securities pursuant to applicable securities Laws. Following the completion of such contribution in kind, Latour shall cause Lila Chile Holding, B.V. to record such contribution in kind in its shareholders’ registry.
(e)Immediately following the actions set forth in Section 2.1(d), Amarone and Latour shall cause the Chilean Merger to be consummated and cause the Company to record such merger in its shareholders’ registry.
(f)Each Contributing Party shall deliver (or cause to be delivered) to the other Contributing Party all such other documents, instruments, writings and certificates, in form and substance reasonably satisfactory to such other Contributing Party, as the other Contributing Party may reasonably request as are necessary for the applicable Contributing Party to satisfy its obligations hereunder.
Section 2.2.Deliveries Prior to the Closing Date. No later than five (5) Business Days prior to the Closing Date, each Contributing Party shall prepare and deliver to the other Contributing Party a written statement (the “Pre-Closing Statement”) that sets forth such Contributing Party’s good faith estimate set forth in reasonable detail (on an aggregated basis, together with supporting documentation) with respect to its Target Group of (i) the estimated amount of any Leakage that is not Permitted Leakage prior to the Closing Date (the “Estimated Leakage Amount”) and, for informational purposes, any Permitted Leakage prior to the Closing Date, and (ii) such Contributing Party’s CapEx Adjustment Amount, in each case with respect to such Contributing Party’s Target Group.
Section 2.3.Post-Closing Adjustment.
(a)If, after the Closing, either Contributing Party (i) believes that any amounts of Leakage were not included in the Estimated Leakage Amount as set forth on any Pre-Closing Statement or (ii) has any objection to the other Party’s calculation of its CapEx Adjustment Amount as set forth on any Pre-Closing Statement, and, in either case, such amounts were not reflected in the Closing Date Cash Payment paid at the Closing in accordance with Section 2.1, such Contributing Party may provide to the other Contributing Party written notice (a “Dispute Notice”) within one hundred twenty (120) calendar days after the Closing Date, setting forth any such Leakage or disputed CapEx Adjustment Amount (including the amount thereof) along with supporting documentation used by such Contributing Party with respect to the calculation of such Leakage or disputed CapEx Adjustment Amount.
(b)In connection with the preparation of any Dispute Notice and each Contributing Party’s review of any Dispute Notice, each Party shall, and shall cause their respective Affiliates (including the members of each Target Group) and Representatives to (i) give, to each Contributing Party, as applicable, and their respective Representatives, reasonable and prompt access, during normal business hours, upon reasonable advance notice and to the extent such access does not unreasonably interfere with the normal business operations of such Contributing Party, to the relevant books and records, information, records, data and work papers reasonably related to the preparation of the relevant Contributing Party’s Pre-Closing Statement and (ii) use reasonable best efforts to make available and permit reasonable access to their respective facilities, key personnel and third party advisors, in each case of clauses (i) and (ii) to the extent reasonably required in connection with the determination of any Leakage or calculation of any CapEx Adjustment Amount and subject to (x) customary confidentiality obligations, (y) attorney-client or other privileges and (z) compliance with applicable Law (including competition and antitrust Laws in Chile and COVID-19 Measures); provided, that if any such access if limited due to any COVID-19 Measures, such Contributing Party shall, and shall cause its respective Affiliates to, use commercially reasonably efforts to provide such access in an alternative matter, including via virtual or electronic means.
(c)Following receipt of a Dispute Notice, the other Contributing Party shall have sixty (60) calendar days (the “Review Period”) to review such Dispute Notice. If the other Contributing Party has accepted such Dispute Notice in writing or has not given written notice to the Contributing Party submitting such Dispute Notice setting forth any objection to such Dispute Notice, of which such notice shall include specific objections to the Dispute Notice (a “Statement of Objections”), prior to the expiration of the Review Period, then the Dispute Notice and any Leakage or disputed CapEx Adjustment Amount specified thereunder shall be final and binding upon the Parties and shall be subject to adjustment as provided for in Section 2.3(e). If a Contributing Party delivers a Statement of Objections prior to the expiration of the

Review Period, the Contributing Parties shall use their reasonable best efforts to resolve the objections specified in the Statement of Objections within thirty (30) calendar days (or such longer period as they may mutually agree in writing) following the receipt by the Contributing Party submitting such Dispute Notice of such Statement of Objections (the “Dispute Period”) (any objection that remains unresolved following the Dispute Period, a “Dispute”). After such Dispute Period, any item or matter that is not a Dispute shall become final and binding. If the Contributing Parties are unable to resolve all objections during the Dispute Period, then any remaining Disputes, and only such remaining Disputes, shall be resolved by PricewaterhouseCoopers LLP or, if PricewaterhouseCoopers LLP is not available for such engagement or at the time of such proposed engagement is no longer independent, such other internationally recognized independent certified public accounting firm reasonably agreed to by the Contributing Parties (PricewaterhouseCoopers LLP or such other accounting firm agreed to by the Contributing Parties or appointed by the International Chamber of Commerce (ICC), as applicable, the “Accounting Firm”). If the Contributing Parties cannot agree on an accounting firm within thirty (30) calendar days of determining that an Accounting Firm other than PricewaterhouseCoopers LLP must be appointed as contemplated by the preceding sentence, then the Contributing Parties may submit a request to the International Chamber of Commerce (ICC) requesting appointment of an internationally recognized independent certified public accounting firm to serve as the Accounting Firm. The Accounting Firm shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within sixty (60) calendar days after its appointment. The resolution of such Disputes by the Accounting Firm shall be set forth in writing and be conclusive and binding upon all of the parties (other than in respect of mathematical errors or Fraud). The Accounting Firm shall consider only those items and amounts which are identified by the Contributing Parties as being Disputes and, in making its determination of the Disputes, shall not assign a value thereto greater than the greatest value claimed by either Party or lower than the lowest value claimed by either Party. During the review by the Accounting Firm, the Parties and their respective accountants shall each make available to the Accounting Firm interviews with such individuals, and such information, books and records and work papers as may be required by the Accounting Firm to fulfill its obligations pursuant to this Section 2.3(c); provided, however, that the accountants of each Party shall not be obligated to make any work papers available to the Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after the Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. Each Party agrees that it shall not have any right to, and shall not, institute any Action of any kind challenging such determination by the Accounting Firm, except that the foregoing shall not preclude an Action to enforce such determination or to challenge the Accounting Firm’s determination on the ground that such determination is inconsistent with the terms of this Agreement.
(d)Any Leakage items or adjustments to the CapEx Adjustment Amount included in any Dispute Notice, as prepared and determined pursuant to Section 2.3(a) and Section 2.3(b), shall be deemed final and binding and be considered Leakage or adjustments to the CapEx Adjustment Amount for all purposes under this Agreement upon the earliest of: (i) written acceptance of the Dispute Notice by the other Contributing Party; (ii) the failure of the other Contributing Party to deliver a Statement of Objections to the Contributing Party delivering such

Dispute Notice prior to the expiration of the Review Period; (iii) the resolution of all Disputes pursuant to Section 2.3(c) by the Contributing Parties; or (iv) the resolution of all Disputes pursuant to Section 2.3(c) by the Accounting Firm.
(e)If it is finally determined in accordance with this Section 2.3 that any amounts of Leakage or CapEx Adjustment Amounts were not included on the Pre-Closing Statements and which were not reflected in the Closing Date Cash Payment paid at the Closing in accordance with Section 2.1, then (i) in the case that the aggregate sum of the finally determined Leakage and CapEx Adjustment Amounts with respect to Amarone’s Target Group is greater than the aggregate sum of the finally determined Leakage and CapEx Adjustment Amounts with respect to Latour’s Target Group, Amarone shall and (ii) in the case that the aggregate sum of the finally determined Leakage and CapEx Adjustment Amounts with respect to Latour’s Target Group is greater than the aggregate sum of the finally determined Leakage and CapEx Adjustment Amounts with respect to Amarone’s Target Group, Latour shall, as the case may be, pay, or cause to be paid, any such excess amount (which, for the avoidance of doubt, shall exclude any amount of the Closing Date Cash Payment actually paid to the other Party at the Closing), by wire transfer of immediately available funds to Latour or Amarone, as the case may be, in accordance with the instructions provided in writing by such Party. Any payment pursuant to this Section 2.3(c) shall be made within five (5) Business Days after any such determination in accordance with Section 2.3(d). The Parties shall treat all payments made pursuant to this Section 2.3(e) as adjustments to the Closing Date Cash Payment for Tax purposes to the maximum extent permitted by applicable Law.
(f)Each Party shall (i) pay its own respective costs and expenses incurred in connection with this Section 2.3 and (ii) be responsible for the fees and expenses of the Accounting Firm on a pro rata basis based on the amount of the adjustment relative to the respective positions of such Party (which shall be determined by the Accounting Firm and set forth in the Accounting Firm’s resolution).
Section 2.4.Closing. The Closing shall take place: (a) at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, NY 10112 (or remotely via the electronic exchange in PDF form of closing deliveries at 10:00 A.M., Eastern time, within seven (7) Business Days following the date on which the conditions required to be satisfied or waived (to the extent waiver is not prohibited by applicable Law) pursuant to this Article 2 are either satisfied or waived (to the extent waiver is not prohibited by applicable Law) (other than any conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver in writing of such conditions at the Closing); or (b) at such other place, time or date as the Parties may agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”
Section 2.5.Conditions to Each Party’s Closing Obligation. The respective obligation of each Party to consummate the Closing is subject to the satisfaction or waiver, to the extent permitted by applicable Law, on or prior to the Closing Date of the following conditions:

(a)the Regulatory Approvals set forth in Section 2.5(a) of the Disclosure Schedules (the “Closing Regulatory Approvals”), shall be in full force and effect and any related waiting periods required by Law shall have expired or been terminated;
(b)no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and would (i) make the Closing illegal or (ii) otherwise prohibit or enjoin the consummation of the transactions contemplated by this Agreement;
(c)the applicable Parties shall have executed and delivered the following agreements:
(i)the Shareholders Agreement by and among Amarone, Latour and the Company in the form set forth in Annex C (the “Shareholders Agreement”), including the Tax Attribute Utilization Agreement attached as an exhibit thereto;
(ii)the amended organizational documents of the Company in the forms set forth in Annex A;
(iii)the Transitional Services Agreement by and between Latour and the Company in substantially the form set forth in Annex D (the “Latour Transitional Services Agreement”);
(iv)the Transitional Services Agreement by and between Amarone and the Company in substantially the form set forth in Annex E (the “Amarone Transitional Services Agreement”); and
(v)the Trademark License Agreement by and between Amarone and the Company in substantially the form set forth in Annex F (the “Amarone Trademark License Agreement”).
(d)Since the date of this Agreement, there shall not have occurred a Material Adverse Effect on the combined Target Groups, taken as a whole.
Section 2.6.Conditions to the Closing Obligation of Amarone. The obligation of Amarone to consummate the Closing is further subject to the satisfaction or waiver, to the extent permitted by applicable Law, on or prior to the Closing Date, of the following conditions:
(a)Each of the representations and warranties made by Latour in Article 3 shall be true and correct on and as of the Closing Date as if made or given on the Closing Date (except for any representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), except where the failure of any such representations or warranties to be so true and correct (without regard to any qualification as to materiality or Material Adverse Effect set forth therein) would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect on the applicable Target Group following the Closing; provided, that the Contributing Party Fundamental Representations made by Latour shall be true and correct in all respects on and as of the Closing Date as if made or given on the Closing Date (except for any representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date);
(b)Latour and its Target Group shall have performed or complied in all material respects with all of its agreements, covenants and obligations set forth in this Agreement, in each case required to be performed or complied with by Latour or its Target Group, as the case may be, on or prior to the Closing Date; provided that for purposes of this Section 2.6(b), references to the “Ordinary Course of Business consistent with past practice” in Section 4.1 shall be deemed to read “Ordinary Course of Business consistent with past practice (as may be updated from time to time as is reasonable in light of then-current circumstances to the extent such circumstances are beyond the control of Latour or its Target Group);” and
(c)Latour shall have delivered to Amarone a certificate, dated as of the Closing Date, executed by a duly authorized officer of Latour, certifying the satisfaction of the conditions set forth in Section 2.6(a) and Section 2.6(b).
Section 2.7.Conditions to the Closing Obligation of Latour. The obligation of Latour to consummate the Closing is further subject to the satisfaction or waiver, to the extent permitted by applicable Law, on or prior to the Closing Date, of the following conditions:
(a)Each of the representations and warranties made by Amarone in Article 3 shall be true and correct on and as of the Closing Date as if made or given on the Closing Date (except for any representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), except where the failure of any such representations or warranties to be so true and correct (without regard to any qualification as to materiality or Material Adverse Effect set forth therein) would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect on the applicable Target Group following the Closing; provided, that the Contributing Party Fundamental Representations made by Amarone shall be true and correct in all respects on and as of the Closing Date as if made or given on the Closing Date (except for any representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date);
(b)Amarone and its Target Group shall have performed or complied in all material respects with all of its agreements, covenants and obligations set forth in this Agreement, in each case required to be performed or complied with by Amarone or its Target Group, as the case may be, on or prior to the Closing Date; provided that for purposes of this Section 2.7(b), references to the “Ordinary Course of Business consistent with past practice” in Section 4.1 shall be deemed to read “Ordinary Course of Business consistent with past practice (as may be updated from time to time as is reasonable in light of then-current circumstances to the extent such circumstances are beyond the control of Amarone or its Target Group);” and
(c)Amarone shall have delivered to Latour a certificate, dated as of the Closing Date, executed by a duly authorized officer of Amarone, certifying the satisfaction of the conditions set forth in Section 2.7(a) and Section 2.7(b).

Section 2.8.Withholding. Any consideration payable or otherwise deliverable pursuant to this Agreement shall be made without a deduction of Tax or withholding on account of any Tax, except as required by applicable Law. If a Contributing Party reasonably believes that applicable Law requires any such deduction or withholding, such Contributing Party shall give prompt written notice thereof to the other Contributing Party. If any such Tax is required to be deducted or withheld by or on behalf of a Contributing Party or the Company, then such Contributing Party or the Company, as applicable, shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom by reason of any such Tax. To the extent any amounts are deducted or withheld under this Section 2.8, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and the amount required to be deducted or withheld shall be remitted by a Contributing Party or the Company, as applicable, in accordance with applicable Law. The Parties shall reasonably cooperate to determine whether any Tax is required to be deducted or withheld from any payment pursuant to this Agreement, and if so, shall further cooperate to minimize any such applicable Taxes and to obtain any available refund or credit of withheld amounts.

Article 3
REPRESENTATIONS AND WARRANTIES OF CONTRIBUTING PARTIES
Except as set forth in the applicable Disclosure Schedule, each Contributing Party, severally and not jointly, represents and warrants to the Company and the other Contributing Party with respect to itself and its Target Group that the statements contained in this Article 3 are true and correct as of the date hereof and as of the Closing Date except for such representations and warranties as are made only as of a specific date, which shall only be made as of such date.
Section 3.1.Organization. Such Contributing Party is a company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation.
Section 3.2.Authorization; Enforceability. Such Contributing Party has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement and the other Transaction Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby (including all power and authority to contribute such Contributing Party’s Target Group as provided by this Agreement). The execution, delivery and performance by such Contributing Party of this Agreement and the other Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Contributing Party. This Agreement has been, and the other Transaction Agreements to which it is or will be a party is or shall be, duly and validly executed and delivered by such Contributing Party, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, shall, upon such execution and delivery hereof and thereof, be the legal, valid and binding obligations of such Contributing Party hereunder and thereunder, as applicable, enforceable against such Contributing Party in accordance with its terms, except as limited by:  applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect; and  the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity (collectively, the “General Enforceability Exceptions”)).
Section 3.3.No Conflicts; Consents and Approvals.
(a)Except with respect to Related Party Contracts that will be terminated as of the Closing, neither the execution, delivery nor performance of this Agreement by such Contributing Party, or of the other Transaction Agreements to which it is a party, nor the consummation by such Contributing Party of the transactions contemplated hereby or thereby, shall:  conflict with, violate, result in a breach of, or result in the acceleration of any rights under or the creation in any party of the right to accelerate, any provisions of its organizational or governing documents;  constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of such Contributing Party, pursuant to any material Contract to which such Contributing Party is a party, that would in any such event, have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or  subject to the applicable requirements of any applicable antitrust Laws and receipt by such Contributing Party of the Closing Regulatory Approvals, violate any Law or Order applicable to such Contributing Party or its properties or assets.
(b)Except with respect to Related Party Contracts that will be terminated as of the Closing, neither the execution, delivery, nor performance of this Agreement, or of the other Transaction Agreements to which any member of such Target Group is a party (as applicable), nor the consummation by such Target Group of the transactions contemplated hereby or thereby, shall:  conflict with, violate, result in a breach of or result in the acceleration of any rights under or the creation in any party of the right to accelerate, any provisions of the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of any of the members of such Target Group (collectively, the “Target Group Organizational Documents”);  constitute or result in the material breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of the members of such Target Group pursuant to any material Contract of such Target Group; or violate any applicable Law or Order applicable to such Target Group, except, with respect to clauses (ii) and (iii), for the Closing Regulatory Approvals or as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.4.Contributing Party Governmental Filings. No filing or registration with, notification to, or authorization, consent, approval or permit of any applicable Governmental Authority is required in connection with the execution, delivery and performance of this Agreement by such Contributing Party, or of the other Transaction Agreements to which it is a party (collectively, the “Governmental Filings”), or the consummation by such Contributing Party of the transactions contemplated hereby or thereby, except for the Closing Regulatory Approvals or as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.5.Shares. Such Contributing Party is, directly or indirectly, the sole record and beneficial owner of, and has good, valid and marketable title to its Shares, free and clear of all Liens (other than transfer restrictions under applicable securities Laws). Upon delivery of such Contributing Party’s Shares to the Company at the Closing, the Company shall acquire all of such Shares free and clear of any Liens (other than Liens under applicable securities Laws). Such Contributing Party’s Shares constitute all of the equity interests in, with respect to Amarone, Caymus Holding and the Company and, with respect to Latour, Latour Newco and Lila Chile Holding, B.V.
Section 3.6.Brokers. No broker, finder, investment banker, agent or other similar Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Contributing Party or its Target Group.
Section 3.7.Organization and Good Standing; Qualification.
(a)Each of the members of such Target Group is an entity, duly organized or formed, as applicable, validly existing and in good standing, or the applicable local Law equivalent (to the extent such entity is in a jurisdiction where such concept is recognized) under the Laws of its jurisdiction of incorporation or formation, as applicable. None of the members of such Target Group are in violation of any of the provisions of their respective Target Group Organizational Documents.
(b)Each of the members of such Target Group has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is being currently conducted.
(c)Each of the members of such Target Group is duly qualified or licensed to do business and is in good standing (where such concept is recognized) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensure necessary.
(d)Latour Newco will be duly organized or formed, as applicable, by Latour prior to the Closing in accordance with the Pre-Closing Steps and solely for purposes of engaging in the transactions contemplated by this Agreement and, as of the Closing Date, will not have engaged in any business activities and will not have incurred any liabilities or obligations, in each case, except as expressly contemplated by this Agreement, including the Pre-Closing Steps, or incident to its formation.
Section 3.8.Capital Structure.
(a)Section 3.8(a) of the applicable Disclosure Schedule sets forth the name, jurisdiction of organization or incorporation, the number and class of authorized paid shares, partnership interests or other ownership interest, and the current ownership of outstanding shares, partnership interests or other ownership interests of each member of such Target Group. No other shares of capital stock, partnership interest, ownership interests or other equity interests in any member of such Target Group are authorized or outstanding.
(b) All of the issued and outstanding shares of capital stock (or other equity interests) of each member of such Target Group have been duly authorized and validly issued in compliance with all applicable Law (or pursuant to valid exemptions therefrom) and none have been issued in violation of any preemptive rights, rights of first refusal or similar rights, the members of such Target Group have no other shares of capital stock, partnership interests, ownership interests or other equity securities or phantom equity rights (including options, warrants, convertible or exchangeable securities, stock appreciation rights, restricted stock units or other similar interests) authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding that provide for the sale or issuance of any of the foregoing by any member of such Target Group, there are no shareholder agreements, proxies, voting trusts or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock (or other equity interests) of any member of such Target Group, and there are no outstanding contractual obligations of any member of such Target Group obligating such Contributing Party or any member of such Target Group to repurchase, redeem or otherwise acquire any shares of capital stock of any member of such Target Group.
Section 3.9.Financial Statements. Section 3.9 of the applicable Disclosure Schedule sets forth correct and complete copies of the Financial Statements with respect to such Target Group, together with the report and opinion of such Target Group’s independent certified public accountant. The Financial Statements with respect to such Target Group (including, as applicable, any related notes thereto) (a) fairly present, in all material respects, the financial condition of such Target Group as of the dates indicated therein and for the periods covered thereby, all in accordance with IFRS or GAAP, as applicable, as in effect as of the date of such Financial Statements, (b) are based on the applicable Business Records, and (c) contain figures that arose out of bona fide sales and deliveries of goods, performance of services and other bona fide business transactions. Each of the Financial Statements have been prepared in accordance with IFRS or GAAP, as applicable, as in effect as of the date of such Financial Statements, applied on a consistent basis throughout the periods covered thereby, subject, in the case of the Unaudited Financial Statements (other than the Caymus Holding Unaudited Financial Statements), to normal and recurring year-end adjustments and the absence of notes.
Section 3.10.No Undisclosed Liabilities. Such Target Group does not have any liabilities or obligations of the nature required to be disclosed under IFRS or GAAP, as applicable, other than  liabilities expressly provided for in either the Audited Financial Statements or the Caymus Holding Unaudited Financial Statements (or, in either case, disclosed in the notes thereto), and  liabilities that have been incurred in the Ordinary Course of Business consistent with past practice since the date of the Audited Financial Statements or the Caymus Holding Unaudited Financial Statements, as applicable.
Section 3.11.Absence of Certain Developments.

(a)Except for the transactions contemplated by this Agreement or the other Transaction Agreements, from the Balance Sheet Date through the date hereof, the members of such Target Group have operated in the Ordinary Course of Business consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Except for the transactions contemplated by this Agreement or the other Transaction Agreements, from the Balance Sheet Date through the date hereof, the members of such Target Group have not taken any action that, if taken during the period from the date of this Agreement through the Closing without the other Contributing Party’s prior written consent, would constitute a breach of Section 4.1(b).
Section 3.12.Compliance with Laws and Orders. Such Target Group is, and since January 1, 2019, has been, in material compliance with all Laws and Orders. No member of such Target Group has violated any Law, in any material respect, or received from any Governmental Authority any notification that asserts that any member of such Target Group is not in material compliance with any such Law or Order. There is no Order of any Governmental Authority outstanding against any member of such Target Group or any of its assets that is or would reasonably be expected to be, individually or in the aggregate, material to such Target Group, taken as a whole, or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the other Transaction Agreements.
Section 3.13.Solvency. No member of such Target Group (a) has been declared insolvent or bankrupt and no action or request is pending to declare it insolvent or bankrupt, (b) has filed for insolvency or bankruptcy, (c) is unable to pay its debts when and as they fall due or (d) is in the process of dissolution, liquidation, compulsory administration, recovery, reorganization or suspension of payments or equivalent in any jurisdiction.
Section 3.14.Litigation.
(a)There is no Action pending or, to the Knowledge of such Contributing Party, threatened, against such Contributing Party or any member of such Target Group by or before (or, in the case of threatened Actions, that would be before) any Governmental Authority that, if determined adversely in accordance with the plaintiff’s demands, would reasonably be expected to be material to such Contributing Party or its Target Group.
(b)There is no Order outstanding against such Contributing Party or any member of its Target Group that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.15.Permits. Such Target Group has all approvals, authorizations, consents, licenses, permits or certificates of Governmental Authorities that are required for the operation of its businesses as presently conducted (“Permits”), except where the failure to have such Permits would not reasonably be expected to be, individually or in the aggregate, material to such Target Group, taken as a whole. Such Target Group has been, since January 1, 2019, in compliance in all material respects, with all such Permits, including having Permits up to date in payment of fees and renewed as required. Such Permits shall not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement and the other Transaction Agreements, in each case other than as would not reasonably be expected to be, individually or in the aggregate, material to such Target Group, taken as a whole.
Section 3.16.Insurance Coverage. There is no material claim pending with respect to any member of such Target Group under any insurance policy or surety bond (or such other policies and surety bonds that cover any member of such Target Group) as to which coverage has been denied or disputed by the insurer. Such Target Group does not have any material self-insurance programs. Such Contributing Party has no Knowledge of any threatened termination of, material premium increase with respect to or material alteration of coverage under any of such insurance policies or surety bonds (or such other policies and surety bonds that cover any member of such Target Group) or any facts, conditions, situations or set of circumstances (including the consummation of the transactions contemplated hereby) that would reasonably be expected to result in or be the basis for any of the foregoing.
Section 3.17.Material Contracts.
(a)Section 3.17(a) of the applicable Disclosure Schedule sets forth a correct and complete list of the following Contracts (other than any statements of work, purchase, project, change or similar orders issued pursuant to any such Contracts to the extent consistent with the terms and conditions, and not constituting an amendment, of the applicable Contract) to which any member of such Target Group is party as of the date hereof (a Contract responsive to any of the following categories being hereinafter referred to as a “Material Contract”):
(i)(A) any Contract of any member of such Target Group calling for payments by any party thereto in excess of $3,000,000 in any one year;
(ii)any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness in excess of $5,000,000 or involving aggregate payments of more than $5,000,000 in any calendar year;
(iii)any Contract that limits or purports to limit the ability of any member of such Target Group (or, after the Closing, that purports to so limit or restrict the Company or any of its Affiliates) to  sell any products or services of or to any other Person or in any geographic region,  compete in any line of business,  obtain products or services from any Person or  solicit any individuals for employment;
(iv)any Contract that contains a “most-favored nation” clause or similar terms that provides preferential pricing or treatment;
(v)any Contract that by its terms requires such Target Group to make any capital commitments or capital expenditures in excess of $10,000,000 in any year;

(vi)any Contract with a Governmental Authority (other than Contracts with a Governmental Authority as a subscriber of such Target Group);
(vii)any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(viii)any Contract granting any Person an option or a right of first refusal or first offer or similar preferential right to purchase or acquire any shares or any material assets of any member of such Target Group;
(ix)any partnership, joint venture or other similar agreement or arrangement that requires the sharing of profits; and
(x)any Related Party Contract.
(b)Such Contributing Party has made available to the other Contributing Party true and correct copies of each written Material Contract and summaries of the material terms of each unwritten Material Contract, in each case, with respect to its Target Group in effect as of the date hereof. Except as would not reasonably be expected to, individually or in the aggregate, be material to the applicable Target Group, each Material Contract is in full force and effect and is a valid and binding agreement of the applicable member of such Target Group enforceable by and against such member of such Target Group in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions. No member of such Target Group nor, to the Knowledge of such Contributing Party, any other party to any Material Contract, is in material breach of or material default under, or has, since the Balance Sheet Date, provided or received any notice (whether written or, to Knowledge of such Contributing Party, oral) of any intention to terminate or not renew, any Material Contract. To the Knowledge of the Contributing Party, no event or circumstance has occurred that would (i) constitute a material breach of or a material event of default by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any material right of obligation or the loss of any material benefit for, in each case, any party under any Material Contract.
Section 3.18.Properties.
(a)Section 3.18(a)(i) of the Disclosure Schedules sets forth a true and correct list of each parcel of real property owned by such Target Group and Section 3.18(a)(ii) of the Disclosure Schedules sets forth a true and correct list of each material parcel of real property leased to, subleased to or otherwise used or occupied by or on behalf of such Target Group. Such Target Group has good and marketable, indefeasible, title to all of its owned real property, and a valid leasehold interest in all of its leased real property. None of such owned or leased real property is subject to any Lien, other than Permitted Liens. Except for assets disposed of in the Ordinary Course of Business since the date of the Audited Financial Statements or the Caymus Holding Unaudited Financial Statements, as applicable, such Target Group has good and valid title to, or a valid leasehold interest in, all of the tangible personal property shown to be owned or leased by it on the Audited Financial Statements or the Caymus Holding Unaudited Financial Statements, as applicable, free and clear of any Lien, other than Permitted Liens.
(b)The owned and leased real property and the other property and assets owned or leased by such Target Group, or which they otherwise have the right to use, together with the services to be provided under the Latour Transitional Services Agreement, Amarone Transitional Services Agreement and Amarone Trademark License Agreement, constitute all of the property and assets used or held for use in connection with the Business of such Target Group and are adequate to conduct such Business after the Closing in substantially the same manner as currently conducted.
Section 3.19.Anti-Corruption; Internal Controls.
(a)Each member of such Target Group, their respective directors, officers, employees, agents, or shareholders acting on their behalf, and to the Knowledge of such Contributing Party, any other Person acting on behalf of such Target Group is, and has been since January 1, 2017, in compliance in all material respects with Anti-Corruption Laws.
(b)Except as would not reasonably be expected to be, individually or in the aggregate, material to such Target Group, taken as a whole, no member of such Target Group nor any of their respective directors, officers, employees, agents, or shareholders acting on their behalf nor, to the Knowledge of such Contributing Party, any other Person acting on behalf of such Target Group  has offered, promised, solicited, facilitated, given or authorized the giving or will offer, promise, solicit, facilitate, give or authorize the giving of money or anything else of value, regardless of form or amount, whether directly or through another person or entity, to  any Government Official or  any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, or inducing the Government Official to delay, omit, or effectively execute an act that must be fulfilled or not fulfilled, as applicable, in his or her functions, and/or improperly use his or her influence with any Governmental Authority, in each case in order to assist any member of such Target Group in obtaining or retaining business for or with, or directing business to, any person, or obtaining any other improper advantage; or  has made or authorized any other person to make any payments or transfers of value to any person, including directors, representatives, employees or advisors of a third party, which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful means of obtaining or retaining business. For purposes of cases (A) and (B), a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware of (1) the existence of or (2) a high probability of the existence of such conduct, circumstances or results.
(c)Each member of such Target Group, and to the Knowledge of such Contributing Party, each of their respective directors, officers, employees or agents acting on behalf of or at the direction of any member of such Target Group is, and has been since January 1, 2017, in material compliance with Sanctions Laws.

(d)Each member of such Target Group, and to the Knowledge of such Contributing Party, each of their respective directors, officers, employees or agents acting on behalf of or at the direction of any member of such Target Group is, and has been since January 1, 2017, in material compliance with Anti-Money Laundering Laws.
(e)Such Target Group currently maintains (1) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of such Target Group in all material respects, and (2) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of such Target Group are executed only in accordance with management’s general or specific authorization.
(f)Such Target Group has in place and maintains policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws, Sanctions Laws and Anti-Money Laundering Laws in each jurisdiction in which such Target Group does business.
(g)Since January 1, 2017, to the Knowledge of such Contributing Party, (i) no member of such Target Group is, or has been, the subject of any investigation, enquiry or enforcement proceedings by any Governmental Authority regarding any violation or alleged violation under any Anti-Corruption Laws, Sanctions Laws, or Anti-Money Laundering Laws, and (ii) no such investigation, enquiry or proceedings are pending or have been threatened, and there are no circumstances reasonably likely to give rise to any such investigation, enquiry or proceedings.
Section 3.20.Employee Benefit Plans.
(a)Section 3.20(a) of the applicable Disclosure Schedule contains a complete and accurate list of each material Employee Benefit Plan, with identification of each such Employee Benefit Plan that is a Company Plan, provided that such list may refer to form at-will employment offer letters to the extent such offer letters do not provide for severance upon a termination and do not materially deviate from the applicable form delivered or otherwise made available pursuant to the following sentence. Each Contributing Party has made available to the other Contributing Party a copy of each material Employee Benefit Plan or a written summary of the material terms of such Employee Benefit Plan. Except as otherwise noted on Section 3.20(a) of the applicable Disclosure Schedule, all Employee Benefit Plans are Company Plans and no Employee Benefit Plan obligates any member of the Target Group to grant equity or equity-based compensation to any Person.
(b)No Employee Benefit Plan covers any Business Employee who resides in the United States. Each Employee Benefit Plan has been maintained in compliance in all material respects with its terms and all applicable Law. With respect to each Employee Benefit Plan, no material Action is pending or, to the Knowledge of such Contributing Party, threatened against such Target Group or with respect to which such Target Group could have any Liability. Such Target Group does not have any obligations to gross up, indemnify or otherwise reimburse or pay contributions to any current or former Service Provider for any Tax incurred by such Service Provider.

(c)All material contributions, benefits, vacation, premiums and any other payments that are due have been made for each Employee Benefit Plan within the time periods prescribed by the terms of such plan and applicable Law, and all material contributions, benefits, vacation, premiums and any other payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles. Each Employee Benefit Plan  if intended to qualify for special tax treatment, meets all the requirements for such treatment, and  if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles. From and after the Closing, the Company will receive the full benefit of any funds, accruals and reserves applicable to a member of such Target Group under the Company Plans. All material contributions and any other payments that are due under any arrangement maintained by a Governmental Authority to which any member of such Target Group is required to contribute under applicable Law have been made within the time periods prescribed under applicable Law and all such material contributions or other payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles.
(d)No member of such Target Group has any current or projected liability for, and no Employee Benefit Plan provides or promises, any post-employment or postretirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or selfinsured) to any Business Employee (other than coverage mandated by applicable Law).
(e)Each member of the Target Group is up to date in the payment of salaries and labor benefits and has no outstanding debts or obligations for social security, health and social security contributions.
(f)Except for retention payments permitted by Section 4.1(b)(v) or as otherwise agreed in writing by the Contributing Parties, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will  entitle any Business Employee to any payment or benefit, including any bonus, retention, severance, change in control, retirement or job security payment or benefit, in each case, payable by any member of such Target Group, such Contributing Party or any of their respective Affiliates,  accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Benefit Plan or  limit or restrict the right of any member of such Target Group or, after the Closing, the Company, to merge, amend or terminate any Company Plan.
Section 3.21.Employees and Labor.
(a)The members of such Target Group are, and have been since January 1, 2018, in compliance in all material respects with all applicable Laws, Collective Bargaining Agreements, arbitral awards, contractual obligations, acquired rights and practices and all Laws relating to labor and employment, including those relating to terms and conditions of employment, labor management relations, wages in cash or in kind and other fringe benefits, full week (semana corrida), pension liabilities, vacations, severance, bonuses, unions dues and family allowances, social security obligations and debts arising in connection with but not limited to social security contributions, mandatory health care contributions, unemployment insurance contributions, welfare payments, commissions, Employee Benefit Plans, travel expenses, working hours, overtime, work, collective rights, job protection status, terminations, employee and contractor classification, discrimination, sexual and labor harassment, civil rights, affirmative action, work authorization, immigration, occupational safety and health (including in response to COVID-19), labor accidents and professional diseases, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.
(b)None of the members of such Target Group is a party to or subject to, or is currently negotiating in connection with entering into, any unions, worker’s assemblies, committees and similar employees’ organizations, or any Collective Bargaining Agreement, and there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Business Employee. None of the members of such Target Group has failed to comply in any material respect with the provisions of any Collective Bargaining Agreement, and there are no material grievances outstanding against any member of such Target Group under any such agreement. There are no unfair labor practice complaints pending or, to the Knowledge of such Contributing Party, threatened against any member of such Target Group before any Governmental Authority or any current union representation questions involving Service Providers. There is no, and since January 1, 2016, there has not been any, labor strike, dispute, corporate campaign, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of such Contributing Party, threatened against or affecting any member of such Target Group. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for such Contributing Party to enter into this Agreement or to consummate any of the transactions contemplated hereby.
(c)To the Knowledge of such Contributing Party, no Business Employee is a party to, or is otherwise bound by, any Contract or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, with any Person other than such Contributing Party, or is subject to any Order, that in any way adversely affects or will affect (i) the performance of such Business Employee’s duties for the Target Group, or (ii) the ability of the Target Group to conduct its business in the same manner as it was conducted during the periods covered by the Financial Statements or as conducted since.
(d)No member of the Target Group has employees hired individually and on a fee basis, who in reality and on a permanent basis are rendering services with a relationship of subordination and dependence, verifying an employment relationship in practice. With respect to contractors, each member of the Target Group declares that it has exercised its right to information referred to in Article 183-C of the Chilean Labor Code, and that the contractors have no labor or social security debts with their employees involved in services for such member of the Target Group. Each member of the Target Group declare that the amount and status of compliance with the labor and social security obligations was accredited in a timely manner by certificates issued by the respective Chilean Labor Department, or by suitable means that guarantee the veracity of said amount and state of compliance.
(e)All employees currently providing services to the applicable Business are employed by and have a written employment contract with a member of such Target Group. At the Closing, no member of the Target Group will employ any employees whose duties do not relate exclusively to the Business, except, with respect to Latour’s Target Group, as otherwise provided in Section 4.18 of the Latour Disclosure Schedule.
Section 3.22.Taxes.
(a)All material Tax Returns required to be filed under applicable Law by any member of the Target Group or with respect to the Business have been timely filed, taking into account all available extensions, and all such Tax Returns were true, complete and correct in all material respects. All material Taxes of each member of the Target Group or with respect to the Business for any Pre-Locked Box Tax Period (whether or not reflected on a Tax Return) have been timely paid.
(b)No material deficiencies for any Taxes have been proposed, asserted or assessed against any member of the Target Group or with respect to the Business that are still pending and no Taxing Authority has raised a dispute or made a claim in relation to any Tax Liability of any member of the Target Group or with respect to the Business, other than a claim for a deficiency for Taxes that has been resolved and paid in full.
(c)No audit or other examination of any material Tax Return of any member of the Target Group or with respect to the Business is presently in progress, nor has any notice in writing been received of any request for such an audit or other examination.
(d)Neither the Contributing Party nor any member of its Target Group has waived any statute of limitations (and no request for any such waiver or consent is pending) with respect to Taxes of a member of the Target Group or with respect to the Business and has not agreed to any extension of the period for assessment or collection of any such Taxes or deficiencies.
(e)No amended Tax Return has been filed by any member of the Target Group or with respect to the Business for any Tax period that included any portion of the 2020 calendar year.
(f)No member of the Target Group is a party to, or otherwise bound by (nor does any member of the Target Group have any obligation under) any Tax Sharing Agreement. No member of the Target Group is responsible, through contract or applicable law, for any Tax Liability of any other Person.
(g)All Taxes that any member of the Target Group is (or was) required by applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper Taxing Authorities to the extent due and payable.
(h)No member of the Target Group will be required to include for a taxable period ending after the Locked Box Date any item of income in, or exclude any item of deduction from, taxable income for such period as a result of any: change in method of accounting for a Pre-Locked Box Tax Period;  closing agreement executed at or prior to the Locked Box Date; installment sale or open transaction disposition made at or prior to the Locked Box Date; or prepaid amount received at or prior to the Locked Box Date.
(i)No member of the Target Group is a member of any affiliated, combined, consolidated, unitary or similar group filing a consolidated, combined, unitary or similar Tax Returns for income Taxes (other than a group the common parent of which is a member of such Target Group).
(j)The Target Group has properly documented its transfer pricing methodology in a timely manner in material compliance with applicable Law.
(k)Neither the Contributing Party nor any member of its Target Group has taken any action outside the Ordinary Course of Business prior to the date of this Agreement that has the effect of materially increasing Taxes accrued or accruing of a member of such Target Group for a Post-Locked Box Tax Period.
Section 3.23.Environmental Matters.
(a)Such Target Group is in compliance with, in each case, in all material respects, all applicable Environmental Laws and have obtained all material Permits required by applicable Environmental Laws to operate the business of such Target Group as currently conducted;
(b)There is no Action, notice, notification, citation, request for information pending or, to the Knowledge of such Contributing Party, threatened in writing against any member of such Target Group pursuant to Environmental Law that, if determined adversely against any member of such Target Group, would reasonably be expected to, individually or in the aggregate, be material to such Target Group, taken as a whole.
Section 3.24.Intellectual Property and Data Privacy/Security.
(a)Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, such Target Group owns or otherwise has the right to use its respective Owned Intellectual Property, in each case, free and clear of any and all Liens, other than Permitted Liens. To the Knowledge of the respective Target Group, there exist no material restrictions on such Target Group’s disclosure, use, license or transfer of any of its Owned Intellectual Property.
(b)Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, such Target Group owns or has a valid and enforceable license to use any and all Intellectual Property that are necessary for the conduct of its respective Business as currently conducted.
(c)To the Knowledge of such Contributing Party, no member of such Target Group, nor the use or other exploitation of any of the products or services of its respective Business, has infringed, misappropriated or otherwise violated since January 1, 2019, or is currently infringing, misappropriating or otherwise violating, any Intellectual Property of any Person in any material respect. Except as would not be or reasonably be expected to be, individually or in the aggregate, material to such Target Group, there is no claim, action, suit, investigation or proceeding pending, or to the Knowledge of such Contributing Party, threatened in writing against any member of such Target Group or any present or former officer, director or employee of any member of such Target Group  challenging or seeking to deny or restrict, the validity, enforceability, registrability or ownership of any of the respective Owned Intellectual Property,  alleging that the use of the respective Owned Intellectual Property conflicts with, infringes, misappropriates or otherwise violates any Intellectual Property of any Person or  alleging that any member of such Target Group has infringed, misappropriated or otherwise violated any Intellectual Property of any Person.
(d)To the Knowledge of such Contributing Party, no Person has infringed, misappropriated or otherwise violated any material Owned Intellectual Property of such Target Group, and no member of such Target Group has, in writing, asserted or threatened such a claim against any Person.
(e)None of the Registered Intellectual Property Rights material to the operation of the applicable Business has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of such Contributing Party, all such Registered Intellectual Property Rights are valid and enforceable.
(f)Such Target Group has taken reasonable steps in accordance with normal industry practice to protect the confidentiality of all material Intellectual Property of such Target Group the value of which to such Target Group is contingent upon maintaining the confidentiality thereof and to the Knowledge of such Contributing Party, no such Intellectual Property has been the subject of any unauthorized disclosure.
(g)Such Target Group has procedures in place designed to provide that all material Intellectual Property conceived or developed by employees performing their duties for or on behalf of such Target Group or the applicable Business is or shall be duly assigned to such Target Group. To the extent that any material Owned Intellectual Property has been developed or created by any Person (including any current or former employee, officer, director, shareholder, independent contractor, representative, consultant, agent or supplier of such Target Group) for or on behalf of any member of such Target Group, such Target Group member has a written agreement with such Person pursuant to which such Person assigns to such Target Group member any and all right, title and interest such Person may have in and to any and all such material Intellectual Property and, to the Knowledge of such Contributing Party, no such agreement has been breached or violated.

(h)To the Knowledge of such Contributing Party, none of the material proprietary software (containing confidential source code) included in the respective Owned Intellectual Property contains any software code that is licensed under any terms or conditions that require that any material proprietary software of a respective Target Group (containing confidential source code) be  made available or distributed in source code form,  licensed for the purpose of making derivative works,  licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or  redistributable at no charge.
(i)There are no material viruses, worms, Trojan horses, bombs, backdoors, clocks, timers or similar harmful, malicious or hidden programs in any of the material software included in the applicable Owned Intellectual Property.
(j)Since January 1, 2019, such Target Group has not (i) experienced any material error, disruption, interruption or breakdown in any material IT Asset owned by such Target Group that has had a material impact on such Target Group or (ii) experienced any material Security Incident in which confidential or sensitive information, payment card data, Personal Information, or other protected information relating to any individual Person was stolen or improperly accessed from such Target Group that would require providing any government entity, regulator, or other third party with notice. The IT Assets (i) operate and perform in all material respects as required by such Target Group and have not malfunctioned or failed in any material respect since January 1, 2019, (ii) to the Knowledge of such Contributing Party, do not contain unauthorized code or other technological means designed and intended to disrupt, damage or interfere with operation of such IT Assets and (iii) to the Knowledge of such Contributing Party, since January 1, 2019, have not experienced any material Security Breach or material Security Incident. Such Target Group has in place commercially reasonable procedures in accordance with past practice of such Target Group regarding taking and storing back-up copies of the software and data in the IT Assets, and hardware and Software support and maintenance. Such Target Group has taken commercially reasonable actions, consistent with current industry standards, to protect the integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.
(k)Such Target Group is in compliance in all material respects with a written information security program or programs covering the applicable Business that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary data, and (ii) is designed to protect against unauthorized access to the IT Assets and proprietary data. To the Knowledge of such Contributing Party, since January 1, 2019 such Target Group has not suffered any material Security Breach or Security Incident with respect to proprietary data or any material disruption to, or material interruption or outage in, its conduct of business attributable to a defect, bug, break-down, cyber-attack or other failure or deficiency of any IT Assets owned by such Target Group.
(l)To the Knowledge of such Contributing Party, such Target Group is in compliance and since January 1, 2019, has complied with, in each case, in all material respects, all (i) applicable Laws relating to privacy, data protection and the collection, transfer and use of

Personal Information (“Privacy Laws”), (ii) applicable contractual obligations of such Target Group regarding Personal Information, (iii) applicable internal privacy policies of such Target Group and (iv) applicable privacy policies of such Target Group provided to customers. To the Knowledge of such Contributing Party, no material indemnification requests or claims are pending or threatened against such Target Group alleging any violation of Privacy Laws. Such Target Group is subject to a privacy policy regarding the collection and use of information that identifies, or could reasonably be used to identify, any Personal Information. To the Knowledge of such Contributing Party, no material claim or Action is pending or threatened against such Target Group relating to its use of Personal Information in the conduct of the applicable Business. Neither the execution, delivery nor performance of this Agreement nor the consummation of any of the transactions contemplated hereby will result in any material violation of such Target Group’s privacy policies applicable to the applicable Business.
Section 3.25.Adequacy of Assets and Network Information.
(a)The telecommunication networks and systems of such Target Group (the “Network”) operated for the purposes of the applicable Business and any necessary associated software (owned by or licensed to such Target Group or provider of the applicable Network) substantially perform the functions which the applicable Network and such software are intended to perform in the manner in which they are presently being conducted and there are sufficient essential spare parts available. Such Target Group has an adequate network continuation plan available.
(b)The applicable Network has been designed, constructed, implemented, licensed and maintained in accordance with applicable Laws in all material respects. The applicable Network is in proper operating condition (subject to ordinary wear and tear) and is fit in all material respects for the purpose for which it is intended.
(c)The applicable Network has not suffered any material outages during the past twelve (12) months. To the Knowledge of such Contributing Party, there are no disputes or challenges to the title and rights of such Target Group in relation to its ownership or operation of any material part of the applicable Network. Each member of such Target Group is using the applicable Network components pursuant to a valid ownership or usage title.
(d)Each member of such Target Group has (i) good and valid title to, or to the extent leased, a valid lease interest, free and clear of all Liens (other than Permitted Liens), and (ii) the right to use for all purposes for which it is currently being used, each of the Mast Sites where the applicable Network is located, and all ducts, cable landing points, space on poles, posts and rooftops, pole, post and rooftop attachments, transmission and retransmission cables and devices, and all other infrastructure relating to the applicable Network (the “Network Infrastructure”). In the past three (3) years, no incident has occurred which has materially affected the respective rights of such Target Group with respect to the Network Infrastructure.
(e)The assets of such Target Group, taken together with any services to be provided by the applicable Contributing Party pursuant to any of the Transaction Agreements, are sufficient to conduct the Business of such Target Group and operate its Network, as currently conducted and operated, as of the Closing.
Section 3.26.No Other Representations or Warranties. Each Contributing Party has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the applicable Business and the operations, assets, condition (financial or otherwise) and prospects of the applicable Target Group. Except for the representations and warranties contained in this Article 3, or as expressly set forth in any other Transaction Agreement or in any certificates delivered by a Contributing Party in connection with the Closing, the Company and each Contributing Party acknowledges that neither Contributing Party nor any Person on behalf of a Contributing Party or any of its Affiliates or its or their Representatives has made or makes, and the Company and each Contributing Party expressly disclaims any reliance upon, any other express or implied representation, warranty or other statement with respect to the Contributing Parties, their Subsidiaries, the Business or the operations, assets, condition (financial or otherwise) or prospects of each Target Group or with respect to any other information provided or made available to the Company or a Contributing Party in connection with this Agreement or the transactions contemplated hereby, including information conveyed at management presentations, in the VDR or in due diligence sessions. The Company and each Contributing Party acknowledges that the Contributing Parties do not make any representation or warranty as to the accuracy of any forecasts, estimates, projections, or statements of intent or opinions provided to the Company, any Contributing Party or their respective Representatives on, before or after the date of this Agreement (including any documents in the VDR).
Article 4
COVENANTS
Section 4.1.Conduct of the Business Prior to Closing.
(a)For the purpose of maintaining and preserving the business organization and assets of each Target Group and as a protection against deviation from the Ordinary Course of Business, except:  for the matters set forth in Section 4.1(b) of the applicable Disclosure Schedule;  as expressly required by this Agreement (including the Pre-Closing Steps); actions necessary to achieve a Target Group’s Target Net Debt; any actions required to comply with applicable Law (including any competition and antitrust Laws in Chile and COVID-19 Measures); or with the prior written consent of the other Contributing Party (which consent shall not be unreasonably withheld, delayed or conditioned); in each case, from and after the date hereof and prior to the Closing, or such earlier date as this Agreement may be terminated in accordance with its terms, each Contributing Party shall cause its respective Target Group to (1) use commercially reasonable efforts to conduct its business in the Ordinary Course of Business consistent with past practice (as may be updated from time to time as is reasonable in light of then-current circumstances to the extent such circumstances are beyond the control of such Target Group), and (2) use reasonable best efforts to: (A) maintain and preserve its Target Group’s present business organizations; (B) maintain in effect all of its respective material Permits; (C) maintain and preserve the Target Group’s relationships and good will with customers, suppliers and others having material business dealings with the Target Group; and (D) manage its Target Group’s working capital (including the timing of collection of accounts receivable and payment of accounts payable) in the Ordinary Course of Business consistent with past practice (as may be updated from time to time as is reasonable in light of then-current circumstances to the extent such circumstances are beyond the control of such Target Group). Nothing in this Section 4.1 or otherwise in this Agreement shall be construed as a co-management or as a direct or indirect interference in the management of either Target Group, but exclusively as a protection to maintain and preserve the business organization and assets of each Target Group.
(b)Without limiting the provisions of the foregoing Section 4.1(a), except:  for the matters set forth in Section 4.1(b) of the Disclosure Schedule;  as expressly required by this Agreement (including the Pre-Closing Steps); actions necessary to achieve a Target Group’s Target Net Debt; any actions required to comply with applicable Law (including any competition and antitrust Laws in Chile and COVID-19 Measures); or with the prior written consent of the other Contributing Party (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the earlier of Closing, or the date on which this Agreement is terminated in accordance with its terms, each Contributing Party shall not, and shall not permit its Target Group to, take any of the following actions with respect to its Target Group:
(i)(A) split, combine, subdivide or reclassify any shares of capital stock or other equity interests, (B) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of capital stock or other equity interests of any member of such Target Group, (C) set any record dates or payment dates for the payment of, or declare, accrue, set aside or pay, any dividends or distributions (whether payable in cash, stock, property or a combination thereof) after the Closing on any shares of capital stock or other equity interests of any member of such Target Group or (D) enter into any agreement with respect to the voting of its capital stock, equity securities or other ownership interests;
(ii)create any Subsidiary of such Target Group;
(iii)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, spin-off or other reorganization of any member of such Target Group, file a petition in bankruptcy, reorganization or liquidation, under any provisions of applicable Law on behalf of any member of such Target Group or alter through merger, liquidation, reorganization or restructuring the corporate structure of any member of such Target Group;
(iv)amend, modify or waive any provision of the Target Group Organizational Documents;
(v)except as otherwise required by an Employee Benefit Plan or as required by applicable Law or as set forth on Section 4.1(b)(v) of the Disclosure Schedule, (A) enter into, establish, adopt, materially amend or terminate any Employee Benefit Plan or Collective Bargaining Agreement; (B) grant any loan to, increase the rate of base compensation or benefits of or pay any bonus to any current or former Service Provider, except for increases in base compensation which are made in the Ordinary Course of Business consistent with past practice; provided, that with respect to a Service Provider who is serving as the chief executive officer of a member of the Target Group or a position that is a direct report of the chief executive officer (a “CEO Direct Report”) or any of the direct reports of such CEO Direct Reports, such increases shall be not more than 5% of such Service Provider’s base compensation on an annual basis; (C) grant any equity or equity-based awards to, or take any action to accelerate the vesting or payment of any such awards held by, any current or former Service Provider other than any grant or acceleration that does not involve the equity of any member of the Target Group or any of their respective Subsidiaries, and that would not result in any additional actual expenses or liability to the Company or any member of the Target Group; (D) grant any severance, change in control, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider, other than severance payments in the Ordinary Course of Business consistent with past practice; or (E) take any action to fund or in any way secure the payment of compensation or benefit under any Employee Benefit Plan;
(vi)hire any employee (except to fill vacancies or to replace departing employees on similar terms of employment, including compensation) or terminate the employment without cause of any Business Employee, in each case, (i) serving as the chief executive officer of a member of the Target Group or a position that is a CEO Direct Report or any of the direct reports of the CEO Direct Reports or (ii) with respect to any other Business Employee, other than in the Ordinary Course of Business consistent with past practice;
(vii)except as set forth on Section 4.1(b)(vii) of the applicable Disclosure Schedule, transfer the employment of any employee of a Contributing Party or any Affiliate thereof (other than the Target Group) to any member of the Target Group or transfer the employment of any Service Providers to an Affiliate of such Contributing Party (other than the Target Group);
(viii)make any change in financial accounting principles or policies, except as required by a change in IFRS, GAAP or applicable Law;
(ix)change its cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, except in the Ordinary Course of Business consistent with past practice or as required by a change in IFRS, GAAP or applicable Law;
(x)except in the Ordinary Course of Business consistent with past practice (as may be updated from time to time as is reasonable in light of then-current circumstances to the extent such circumstances are beyond the control of such Target Group) (A) accelerate, terminate, cancel, renew, amend, grant a waiver under or otherwise modify any Material Contract in any material respect, (B) enter into any Contract that would constitute a Material Contract if in effect as of the date hereof or (C) waive, release or assign any material rights, claims or benefits of any member of such Target Group;
(xi)sell, lease, sublease, mortgage, sell and leaseback, terminate or otherwise dispose of any owned or material leased real property (including spectrum) or any interests therein other than in the Ordinary Course of Business consistent with past practice (as may be updated from time to time as is reasonable in light of then-current circumstances to the extent such circumstances are beyond the control of such Target Group);
(xii)sell, assign, lease, sublease, license, sublicense or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien on, in each case, any material Owned Intellectual Property other than licenses or the abandonment of such Owned Intellectual Property, in each case, in the Ordinary Course of Business consistent with past practice (as may be updated from time to time as is reasonable in light of then-current circumstances to the extent such circumstances are beyond the control of such Target Group);
(xiii)purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division or material assets thereof;
(xiv)(A) make or change any Tax election for any Tax period, (B) change any annual Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) amend any income, franchise or similar Tax Returns or other Tax Returns or file or surrender a claim for a material Tax refund, (E) enter into any material closing agreement with a Taxing Authority or settle any material Tax Contest or (F) take any other action outside the Ordinary Course of Business that would have the effect of materially increasing Taxes of a Target Group accrued or accruing during the Post-Locked Box Tax Period;
(xv)(A) incur any Indebtedness, except for: (1) Indebtedness incurred in the Ordinary Course of Business consistent with past practice in an amount not to exceed $65,000,000 in the aggregate, of which at least $55,000,000 is used to fund capital expenditures of such Target Group in excess of the applicable target amounts set forth on the CapEx Schedule for such Target Group; or (2) Indebtedness that will be repaid at or prior to the Closing; or (B) guarantee any Indebtedness of any Person that is not a member of such Target Group;
(xvi)settle, compromise, discharge or agree to settle any litigation, investigation, arbitration or proceeding other than those that involve the payment by such

Target Group of Damages of less than $10,000,000 in the aggregate; provided that any such settlement, compromise or discharge shall not involve any non-monetary relief that would have a material impact on the Company following the Closing;
(xvii)enter into, terminate, or modify, waive or amend, in each case, in any manner that is adverse to such Target Group, any Related Party Contract, except in the Ordinary Course of Business consistent with past practice;
(xviii)enter into a new line of business that is materially different from the Business or abandon, discontinue or dispose of any existing line of business; or
(xix)commit, resolve, agree to take or authorize any of the foregoing actions.
Section 4.2.Regulatory Filings.
(a)Under the terms and subject to the conditions of this Agreement, each Contributing Party and the Company shall (and shall cause their applicable Affiliates to) use their respective reasonable best efforts to take, agree to take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper or advisable under any Law or otherwise, so as to, as promptly as practicable, consummate the transactions contemplated by this Agreement, and each such Party shall, and shall cause its respective Affiliates to, cooperate fully to that end. The failure by any Party to obtain any consent, waiver, confirmation, novation or approval with respect to any Contract shall not  constitute a failure to satisfy any condition set forth in Article 2 or  relieve any Party from its obligation to consummate the transactions contemplated by this Agreement.
(b)Subject to and without limiting the generality of Section 4.2(a), each Contributing Party and the Company shall use their reasonable best efforts to obtain any action, approval, authorization, clearance, order, Permit or waiver of all Governmental Authorities required to consummate the transactions contemplated in this Agreement, including but not limited to the Closing Regulatory Approvals (each a “Regulatory Approval”). In connection therewith, the Company and each Contributing Party shall jointly, subject to applicable Law, (x) as promptly as possible and as required by applicable Law, but in any event no later than sixty (60) calendar days from the date hereof, make the initial filing required by applicable antitrust Laws, under the prefiling procedure, and (y) as promptly as practicable after the Governmental Filings are made, and such Regulatory Approvals are received, under clause (x), make all other Governmental Filings necessary or advisable to make in connection with the Regulatory Approvals (including the Telecommunications Filings), and thereafter promptly make any other submissions and responses required under any applicable Law with respect to the transactions contemplated hereby. In furtherance of the foregoing, each of the Parties shall:  furnish as promptly as practicable all information reasonably required for any Governmental Filings to be made pursuant to any applicable Law in connection with the transactions contemplated hereby;  keep each other Party informed in all material respects of any material communication received by any Party from, or given by any other Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, relating to the transactions contemplated hereby;  provide each other Party with prior notice of any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such Governmental Filings;  consult and cooperate with each other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals submitted by or on behalf of any Party in connection with proceedings relating to or arising out of such Governmental Filings; and  not participate independently in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such Governmental Filings or any investigations or other inquiries relating thereto without giving each other Party prior notice of the meeting or conversation and, unless requested or prohibited by such Governmental Authority, the opportunity to attend or participate; provided, however, that, notwithstanding anything to the contrary contained herein,  each Party, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “outside counsel only” and materials and the information contained therein shall be given only to the outside legal counsel of the recipient and  any and all communications, interactions, information or other action of any Party or its Affiliates with respect to Governmental Authorities outside of Chile shall be excluded entirely from this Section 4.2. Each Contributing Party and the Company shall, and shall cause their respective Affiliates, Representatives and advisors to, adhere to best corporate and antitrust practices in connection with the matters set forth in this Section 4.2, including complying at all times with applicable Laws relating to their interaction with Governmental Authorities and their Representatives and not sharing competitively sensitive information without compliance with agreed antitrust protocols, as well as cooperate in good faith with the other Party in connection with any Governmental Filings. All filing or administrative fees required to be paid in connection with any Governmental Filing shall be split equally between the Contributing Parties. In furtherance of and without limiting the foregoing, the Parties shall jointly control all filings, communications, defense, litigation, negotiations and strategy relating to applicable Law or any Governmental Filing, in each case, regarding any of the transactions contemplated hereby, including any actions required to be taken by any Party pursuant to Section 4.2(c); provided that each Party will provide such drafts to the other Parties in a timely manner, will allow the other Parties reasonable time to review and comment on such drafts, and each Party will take into account any reasonable comments from the other Parties in connection with any such submissions or material communications.
(c)In furtherance and not in limitation of its obligations under this Section 4.2, each Party shall negotiate in good faith as expeditiously as reasonably practicable so as to cause the transactions contemplated hereunder to occur as soon as reasonably possible (and in any event, no later than the End Date) and on behalf of the Parties, the chief executive officer of each of Amarone and Latour shall form and serve on a two (2) member committee (the “Steering Committee”) to agree to the remedies (if any) to be offered to the relevant Governmental Authorities to obtain the Regulatory Approvals, in accordance with applicable antitrust Laws (the “Remedy Package”). The Remedy Package shall: (x) contemplate remedies that the members of the Steering Committee mutually agree reasonably address any potential competition concerns of any relevant Governmental Authority in relation to the transactions contemplated hereby; (y) consider the applicable guidelines on antitrust remedies issued by the relevant Governmental Authorities (including the “Guidelines on Remedies” (June, 2017) issued by the FNE); and (z) be mutually agreeable to each member of the Steering Committee and supplemented only with the written consent of each member of the Steering Committee to the extent necessary to obtain the Regulatory Approvals. Subject to the immediately following sentence, the Remedy Package shall not, nor shall any strategy or decision related thereto, be modified, amended or supplemented without the prior written consent of each Contributing Party. In consideration of the foregoing and notwithstanding any failure of the Steering Committee to agree a Remedy Package, the Parties shall undertake, to the extent necessary to obtain the Regulatory Approvals, to: offer and agree to an order or legally enforceable undertaking providing for the divestiture by such Party or its Affiliates of such properties, assets, operations or businesses in Chile as are necessary to permit such Party fully to complete the transactions contemplated by this Agreement;  offer and agree to hold separate such properties, assets, operations or businesses, pending the satisfaction or termination of any conditions, restrictions or agreements affecting the Company’s full rights of ownership of a Target Group (or any portion thereof) as may be necessary to permit the Company fully to complete the transactions contemplated by this Agreement;  take or commit to take actions, or agree to or accept any conditions, restrictions, limitations or requirements imposed by Governmental Authorities with respect to the acquisition of a Target Group that limit the Company’s or, following the Closing, the Target Groups’, freedom of action with respect to, or its or their ability to retain, one or more of its businesses, product lines or assets, in each case, as may be necessary to permit the Company fully to complete the transactions contemplated by this Agreement; take, and cause each of its Affiliates to take, any and all actions, including a Remedial Action, to the extent necessary to avoid, eliminate or resolve each and every impediment to obtaining any Regulatory Approvals; oppose fully any litigation relating to this Agreement, or the transactions contemplated hereby, including to appeal promptly any adverse decision, determination or order by any applicable Governmental Authority, it being understood that the costs and expenses of all such legal action shall be shared equally by the Contributing Parties; and  not consent to any voluntary delay of the consummation of the transactions contemplated hereby at the request of any Governmental Authority without the consent of the other Parties. In the event that either Contributing Party is required to take any such Remedial Action, such Contributing Party shall not be penalized, nor shall such Contributing Party’s contribution with respect to its Target Group be impacted, in connection with the transaction contemplated hereunder, including with respect to the Closing Date Equalization Payment or the Closing Date Cash Payment. The Contributing Parties agree that the proceeds of any Remedial Action with respect to its Target Group will be retained by such Target Group for the benefit of the Company following the Closing.
(d)In the event that Condition 1 remains in effect at the Closing, the Company shall, and shall cause its Subsidiaries to, take the necessary steps to comply with Condition 1 from and after the Closing in accordance with applicable Law and applicable decisions from Governmental Authorities.
Section 4.3.Notice; Supplemental Disclosures. Until the Closing, each Contributing Party shall promptly notify the other Contributing Party in writing of any  fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article 2 becoming incapable of being satisfied and  any material notice or other material communication from any

Person asserting that such Person’s consent is required, or that such Person is entitled to compensation or consideration from any of the Company, either Contributing Party or any member of a Target Group or any of their respective Affiliates, in connection with the transactions contemplated by this Agreement or the other Transaction Agreements or any notice, letter or other communication received from a Governmental Authority. For the avoidance of doubt, to the extent any notices required to be given pursuant to this Section 4.3 relates to the breach of a representation or warranty, the Damages associated with such breach of representation and warranty shall be subject to the limitations applicable for such breach of representation or warranty set forth in Article 5. No such notification shall (i) be deemed to modify, amend or supplement the representations or warranties (including the applicable Disclosure Schedule) or any agreement given or made by a Party, (ii) modify the conditions set forth in Article 2 or (iii) limit or otherwise affect the remedies available hereunder to the Party receiving such notice.
Section 4.4.Related Party Contracts.
(a)Each Contributing Party (on its own behalf and on behalf of its Affiliates) agrees to cause any and all Related Party Contracts with respect to such Contributing Party’s Target Group to be terminated, paid or extinguished, as applicable, as of the Closing without any continuing liability (contingent or otherwise) of any member of such Contributing Party’s Target Group thereunder; provided that the Related Party Contracts set forth on Section 4.4(a) of the applicable Disclosure Schedule shall survive the Closing. On or before the Closing Date and solely with respect to the Related Party Contracts that are terminated, paid or extinguished, as applicable, under this Section 4.4(a) in accordance with the preceding sentence, any accounts payable and accounts receivable existing between such Contributing Party or any of its Affiliates (other than its Target Group), on the one hand, and its Target Group, on the other hand, shall be settled and all amounts due thereunder shall be fully paid by such Contributing Party or any of its Affiliates (other than its Target Group) and its Target Group, as applicable, on arms’ length terms and subject to past practice. No later than five (5) days after the date hereof, the Contributing Parties shall use their reasonable best efforts to review the agreements set forth on Section 4.4(a) of the Disclosure Schedule of Amarone. In the event the Contributing Parties determine in good faith during such five (5) day period that the agreements set forth on such schedule contain provisions that do not reflect arm’s length terms, Amarone shall either amend such agreement prior to the Closing to reflect arm’s length terms or update Section 4.4(a) of the Disclosure Schedule of Amarone to remove such agreement therefrom.
(b)Each Contributing Party agrees to deliver to the Company at or prior to Closing any consents required under the terms of the Related Party Contracts in connection with the transactions contemplated hereby.
Section 4.5.Further Assurances. At and after the Closing Date, each of the Company and the Contributing Parties shall use their reasonable best efforts from time to time to execute and deliver at the reasonable request of the other Parties such additional documents and instruments, and to take, or refrain from taking, such other actions, as may be reasonably required to give effect to this Agreement and the transactions contemplated hereby.

Section 4.6.Contributing Party Parent Guarantee. Each Contributing Party Parent unconditionally and irrevocably guarantees as a continuing obligation, the due and punctual payment by the applicable Contributing Party of all amounts due from such Contributing Party pursuant to this Agreement (the “Contributing Party Obligations”), and if such Contributing Party fails to pay any amount when due in accordance with the terms and conditions of this Agreement, such Contributing Party Parent shall pay such amount on behalf of such Contributing Party forthwith upon receiving written demand therefor. Each Contributing Party Parent shall be liable under this guarantee as if it were a primary obligor and not merely as a surety. The guarantee hereunder shall be a continuing guarantee and shall remain in full force and effect until all applicable Contributing Party Obligations have been paid and performed in full. Demands made from time to time under this guarantee may be enforced irrespective of whether any steps or proceedings are or will be taken against the applicable Contributing Party to recover the amounts claimed under this guarantee or whether any other guarantee or security to which any Party may be entitled in respect thereof is or will be enforced.
Section 4.7.Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby will be in substantially the form previously agreed by the Parties. The Parties shall consult with each other before issuing, and shall provide such other Party reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereby and shall not (and shall direct their respective Representatives not to) issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with, or the rules and regulations of, any national securities exchange, automated inter-dealer quotation system or over-the-counter markets.
Section 4.8.Tax Matters.
(a)Preparation of Tax Returns.
(i)Each Contributing Party shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of or relating to its respective Business or any member of its Target Group with respect to a Pre-Locked Box Tax Period (other than a Straddle Period) or that have a due date (taking into account available extensions) prior to the Closing Date. All such Tax Returns shall be prepared in accordance with past practices of the applicable member of such Target Group (including with respect to making, or failing to make, any Tax elections on or with such Tax Returns) unless there are no applicable past practices, in which case the applicable Contributing Party shall (i) prepare such Tax Return in good faith and in accordance with applicable Law and (ii) provide reasonably advance notice to the other Contributing Party.
(ii)The Company shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of or relating to the Business or any member of the Target Group with respect to a Straddle Period that is due after the Closing Date (taking into account applicable extensions) (each, a “Company Return”). All such Tax Returns shall be prepared in accordance with past practices of the applicable member of such Target Group (including with respect to making, or failing to make, any Tax elections on or with such Tax Returns) unless (i) there are no applicable past practices, in which case the Company and the applicable Contributing Party shall mutually agree, acting in good faith, on the preparation of such Tax Return or (ii) the Company notifies the applicable Contributing Party in writing that a different position is required by applicable Law.
(iii)The Company shall deliver to each Contributing Party for its approval, at least thirty (30) Business Days prior to the due date for the filing of any material Company Return relating to a Straddle Period of such Contributing Party’s applicable Target Group (taking into account any applicable extensions), a copy of such Company Return, together with any additional information related to such Company Return that such Contributing Party may reasonably request. Such Contributing Party shall have the right to review such Company Return and additional information, if any, prior to the filing of such Company Return, and the Company shall reflect on such Company Return any reasonable comments that relate solely to a Pre-Locked Box Tax Period submitted by such Contributing Party and received by the Company at least ten (10) Business Days prior to the due date of such Company Return. No later than two (2) Business Days prior to the filing of any such Company Returns (taking into account available extensions), the applicable Contributing Party shall pay to the Company (in immediately available funds and in the applicable currency) the amount of Indemnified Taxes reflected on such Company Return. The Company shall promptly after filing provide (or cause the applicable member of the Target Group to provide) the applicable Contributing Party with a copy of each Company Return.
(iv)Except as required by applicable Law, neither the Company nor any of its Affiliates (including the Target Groups) shall file an amended Tax Return, or agree to any waiver or extension of the statute of limitations relating to Taxes with respect to, the Target Groups or the Business that relates to a Pre-Locked Box Tax Period without the prior written consent of the applicable Contributing Party (not to be unreasonably withheld, conditioned or delayed).
(b)Refunds. Any Tax refund that is received by or attributable to a member of a Target Group with respect to Indemnified Taxes paid by a member of such Target Group or its Contributing Party shall be for the account of such Target Group’s Contributing Party (other than (1) refunds of any Taxes that were accrued as of the Locked Box Date and (2) refunds arising from the carryback of any Tax attributes of the Company or its Affiliates (including a member of either Target Group) that are attributable to a Post-Locked Box Tax Period, which in each case shall be for the account of the Company). Within ten (10) Business Days after receipt thereof, the Company shall pay, and the Contributing Parties shall cooperate to cause the Company to pay (in each case, taking into tax efficiencies), over such refund to such Contributing Party (net of any unreimbursed costs and expense incurred by the Company and its Affiliates (including any Taxes imposed thereon or otherwise resulting from such refund) in respect of such refund).

(c)Transfer Taxes. Each Contributing Party shall bear and pay any Transfer Taxes imposed on the transfer a member of such Contributing Party’s Target Group pursuant to the transactions contemplated by this Agreement. All Tax Returns with respect to Transfer Taxes shall be timely filed by the Party responsible for such filing under applicable Law. If a Party pays a Transfer Tax for which the other Party is responsible under this Section 4.8(c) at the Closing or pursuant to a post-Closing assessment by any Taxing Authority, the other Party will reimburse the Party that paid such Transfer Tax for its portion of such Transfer Tax within thirty (30) calendar days of such other Party’s written demand therefor.
(d)Allocation of Straddle Period Taxes. The portion of any Taxes for a Straddle Period that are properly allocable to a Pre-Locked Box Tax Period shall be deemed equal to (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Locked Box Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax or similar Taxes, the amount that would be payable if the relevant Tax period ended on and included the Locked Box Date.
(e)Tax Cooperation. Each of the Company and the Contributing Parties shall provide the other Parties with such information and records, and make such of its officers, directors, employees and agents available, as may reasonably be requested by such other Party in connection with the preparation of any Tax Return or the conduct of any audit or other proceeding relating to Taxes of the Contributing Parties, the Target Groups or the Business for any Tax period (or portion thereof) ending on or before the Closing Date. The Company shall, within ninety (90) calendar days after the end of the applicable Tax period, prepare, or cause the applicable Target Group to prepare, in either case in a manner consistent with such Target Group’s past practices, all Tax work paper preparation packages necessary to enable the applicable Contributing Party to prepare, or cause to be prepared, all Tax Returns that such Contributing Party is obligated to prepare, or cause to be prepared, with respect to such Tax period under this Agreement.
(f)Contributing Party Tax Contests.
Effective at and after the Closing:

(i)Unless the Company has previously received written notice from a Contributing Party of the existence of a Tax Contest, the Company shall give written notice to each Contributing Party of the existence of any Tax Contest relating to claims for Indemnified Taxes for which such Contributing Party would be responsible under this Agreement within five (5) Business Days after the receipt by the Company of any written notice of any such Tax Contest, but failure to give such notice shall not relieve such Contributing Party of any liability hereunder except to the extent, if any, that the rights of such Contributing Party with respect to such claim are actually and materially prejudiced.

(ii)In respect of any Tax Contest described in Section 4.8(f)(i) relating exclusively to Pre-Locked Box Tax Periods (other than a Straddle Period) or Indemnified Taxes (a “Contributing Party Tax Contest”), the applicable Contributing Party shall (at its own cost and expense) have the right to control any Contributing Party Tax Contest and employ reputable counsel of its choice in respect of such Contributing Party Tax Contest; provided however, that such Contributing Party shall notify the Company in writing of its intent to exercise such rights within five (5) Business Days after its receipt of written notice from the Company under Section 4.8(f)(i) and, if such Contributing Party fails to do so or otherwise waives such rights, the Company shall control such Contributing Party Tax Contest; provided, further, that such Contributing Party (A) shall consult with the Company regarding any such Contributing Party Tax Contest, (B) shall allow the Company to participate in any such Tax Contest (at its own cost and expense) and (C) shall not settle any such Contributing Party Tax Contest without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
(iii)The Company shall control any Tax Contest relating to a Straddle Period or with respect to which the applicable Contributing Party fails to provide the notice required by, or otherwise waives its right to control any Tax Contest pursuant to, Section 4.8(f)(ii). If such Tax Contest relates to Indemnified Taxes, the Company shall allow the applicable Contributing Party to participate in any such Tax Contest (at its own cost and expense) and shall not settle any such Tax Contest without such Contributing Party’s prior written consent (not be unreasonably withheld, conditioned or delayed).
(iv)Upon final resolution of such Contributing Party Tax Contest or a Tax Contest in respect of a Straddle Period, the applicable Contributing Party shall pay to the Company the amount of Indemnified Taxes (including any interest accrued or accruing on such Indemnified Taxes) at least five (5) Business Days prior to the due date of such payment.
Section 4.9.Access to Information; Retention of Business Records and Access to Business Records.
(a)From the date hereof until the Closing, subject to any applicable Law (including competition and antitrust Laws in Chile and COVID-19 Measures) and the specific antitrust protocols entered into by the Contributing Parties that will regulate the information that may be delivered, upon reasonable prior notice, each Contributing Party shall provide monthly management reports to the other Contributing Party, and shall, and shall cause its Target Group to, provide the other Contributing Party and the Company and their respective Representatives with reasonable access during normal business hours to (i) data and financial information; (ii) the members of senior management of the applicable Target Group whose assistance and expertise is necessary to assist with the integration of the Target Groups; (iii) any other information to the extent relating to the business, properties, assets, operations and personnel of the applicable Target Group or (iv) the facilities of the applicable Target Group, as the other Contributing Party and the Company or any of their respective Representatives may reasonably request to the extent access to (i), (ii), (iii) and (iv) is reasonably necessary, subject to applicable Law (including applicable competition and antitrust Laws and COVID-19 Measures)); provided, that if any such access if limited due to any COVID-19 Measures, such Contributing Party shall, and shall cause its respective Affiliates to, use commercially reasonably efforts to provide such access in an alternative matter, including via virtual or electronic means. All access and investigation pursuant to this Section 4.9(a) shall (A) take into account, among other considerations, the competitive positions of the parties and the sensitive nature of the transactions contemplated by this Agreement, (B) be conducted in such a manner as not to unreasonably interfere in any respect with the conduct of the business of any Target Group and (C) be coordinated through a specified designee of each Party in accordance with applicable competition and antitrust Laws.
(b)Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing, subject to any applicable Laws (including applicable competition and antitrust Laws and COVID-19 Measures), each Contributing Party and its Representatives shall provide the other Contributing Party or any Affiliate thereof (each such entity, an “Applicable Reporting Company”), at the sole expense of such Contributing Party, with reasonable access to the financial information of the Business, as such Applicable Reporting Company may require in order to obtain or develop historical and/or pro forma financial information and other disclosures required by such Applicable Reporting Company to comply with its public reporting obligations under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, including but not limited to the requirements of Form 8-K, Form S-3, Rule 3-05 of Regulation S-X, Article 11 of Regulation S-X and any related interpretive guidance promulgated by the SEC, including in connection with any report required to be filed under the Exchange Act (each, an “Exchange Act Report”) or any registration statement (including any pre- or post-effective amendment thereto or any prospectus or prospectus supplement in respect thereof, each a “Registration Statement & Prospectus”), it being understood that such reporting obligations are the sole obligation of such Applicable Reporting Company. All information received by such Applicable Reporting Company or their respective Representatives pursuant to this Section 4.9 shall be kept confidential by the Parties in accordance with the Mutual Nondisclosure Agreement, dated April 5, 2021, by and between LiLAC Services Ltd. and Sercotel, S.A. de C.V. (each Affiliates of the Contributing Parties) (as amended or supplemented, the “Confidentiality Agreement”). If a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern.
(c)Nothing in this Section 4.9 will require any Contributing Party or its Target Group to (i) engage in any action that would, in the good faith determination of such Contributing Party, unreasonably interfere with the business or operations of its Target Group, (ii) cause any representation or warranty in this Agreement to be breached, (iii) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (iv) require such Target Group to provide any information the disclosure of which is prohibited or restricted under applicable Law or any binding agreement with a third party or is legally privileged or consists of attorney work product (provided that (x) no such obligation shall be entered into primarily because of this sentence and (y) the applicable Contributing Party shall notify the other Parties of the nature of the information that is not being provided on the basis of such Law, binding agreement, legal privilege or attorney-client privilege solely to the extent such Target Group is able to do so without violating the applicable obligation or privilege), (v) require such Target Group to take any action that will conflict with or violate their respective Target Group Organizational Documents as in effect on the date hereof, any Laws or result in a violation or breach of, or default under, any agreement to which any member of such Target Group is a party as of the date hereof, (vi) require such Contributing Party or its Target Group to pay any commitment or other similar fee prior to the Closing or incur any other liability or other obligation prior to Closing or have any obligation of such Contributing Party or its Target Group under any agreement, certificate, document or instrument (other than this Agreement) be effective until the Closing, (vii) cause any director, officer, employee or stockholder of such Contributing Party or its Target Group to incur any personal liability, (ix) provide access to or disclose information that is subject to attorney-client privilege of such Target Group, (x) in the reasonable opinion of such Contributing Party’s outside counsel, disclose information that would create material risk from an antitrust or competition Law point of view or (xi) disclose information that constitutes a Trade Secret.
(d)After the Closing, for a period of five (5) years, the Company shall cause each Target Group to, hold at least one (1) copy of all Business Records relating to the conduct of the Business or the Target Groups on or before the Closing Date and not to destroy or dispose of such copy for such period of time from the Closing Date as may be required by applicable Law. Each Contributing Party and each Contributing Party’s Subsidiaries that are not members of such Contributing Party’s Target Group may retain a copy of any or all of the Business Records and any other materials included in any electronic data room or that are otherwise in the possession or under the control of such Contributing Party or such Contributing Party’s Subsidiaries that are not members of its Target Group relating to the conduct of the Business or such Target Group on or before the Closing Date, solely for accounting, tax, legal and similar needs; provided that such Contributing Party and such Contributing Party’s Subsidiaries shall keep confidential all such non-public information.
Section 4.10.Leakage. Each Contributing Party undertakes with respect to its Target Group that, other than the Permitted Leakage, no Leakage shall occur in the period between the date of this Agreement and the Closing Date. Each Contributing Party agrees to notify the other Contributing Party in writing as soon as reasonably practicable of the existence of Leakage of which it becomes aware. Any claim or dispute with respect to Leakage (including any amount that is Leakage), including under this Section 4.10, shall be addressed exclusively under Section 2.3.
Section 4.11.Target Net Debt; Refinancing or Pay-Off.
(a)Each Contributing Party undertakes with respect to its Target Group that:
(i)In order to adjust for its Target Group’s Target Net Debt as of the Locked Box Date, Latour shall cause its Target Group to make a distribution in the amount set forth in Schedule 4 prior to the Closing; and

(ii)In order to adjust for its Target Group’s Target Net Debt as of the Locked Box Date, Amarone shall make a contribution to its Target Group in the amount set forth in Schedule 4 prior to the Closing.
(b)Prior to the Closing, each Contributing Party shall be permitted, in its reasonable discretion, to (i) refinance any Indebtedness of such Target Group existing as of the date hereof in an amount not exceeding the principal amount of such Indebtedness as of the date hereof; provided, that (A) any such refinanced Indebtedness be denominated in Chilean Pesos and (B) such Contributing Party uses its reasonable best efforts to procure that such refinanced Indebtedness has a minimum tenor of at least two (2) years and does not include any financial maintenance covenant or (ii) pre-pay any Indebtedness of such Target Group prior to or at the Closing; provided, that in the event of any such refinancing or pre-payment, such Contributing Party shall provide to the other Contributing Party prior to or at the Closing such documentation reasonably evidencing such refinancing or pay-off, including customary pay-off letters. In the event of any such refinancing or pre-payment under this Section 4.11(b), such Contributing Party taking any such action shall (1) provide reasonable advance notice to the other Contributing Party and keep such other Contributing Party reasonably apprised of the status related thereto, (2) reasonably cooperate with the other Contributing Party with respect thereto and (3) consider in good faith and incorporate the other Contributing Party’s reasonable comments to any agreements, instruments and other documents, and any such amendments, in connection with such refinancing or pre-payment. The Contributing Parties shall work together in good faith to refinance or pre-pay, as applicable, any such Indebtedness under terms that are favorable in the aggregate to the combined Target Groups, taken as a whole.
Section 4.12.Reorganization Matters.
(a)Under the terms and subject to the conditions of this Agreement, each Contributing Party and the Company shall, and shall cause their applicable Affiliates to, take, agree to take, or cause to be taken, any and all actions and do, or cause to be done, any and all things necessary, proper or advisable under any applicable Law or otherwise, so as to, as promptly as practicable, complete the Pre-Closing Steps, and each such Contributing Party shall, and shall cause its respective Affiliates (including such Target Groups) to, provide full cooperation with respect thereto. The Contributing Parties shall mutually agree (such agreement to not be unreasonably withheld, conditioned or delayed) in advance on the form and substance of all agreements, instruments and other documents to be used to effect and document the Pre-Closing Steps, including the organizational documents of all entities contemplated (but not yet formed) therein, and any amendments to any of the foregoing (such agreements, instruments and other documents, and any such amendments, the “Pre-Closing Steps Documents”) and each Contributing Party shall consider in good faith and incorporate the other Contributing Party’s reasonable comments to such Pre-Closing Steps Documents. The Contributing Parties shall keep each other apprised of the status of their preparation of the Pre-Closing Steps Documents and completion of the Pre-Closing Steps on a monthly basis or as reasonably requested from time to time by any Contributing Party. The Parties shall notify one another within ten (10) Business Days following any material development that may impact the timely completion of the Pre-Closing Steps.

(b)Promptly following the Closing, the Company shall cause each Target Group to consummate the reorganization set forth in Section 4.12(b) of the applicable Disclosure Schedule. Following the Closing, the Contributing Parties and the Company shall use each of their reasonable best efforts to complete the legalization of the actions described in Section 2.1(c), Section 2.1(d) and Section 2.1(e) by obtaining the registration with the competent Registry of Commerce and the publication with the Official Gazette as promptly as practicable, and, in each case, as required by applicable Law for such reorganization steps to be in full force and effect.
Section 4.13.Release and Waiver. Effective as of the Closing, each Contributing Party does hereby, for itself and each of its Affiliates (each, a “Releasing Party”), irrevocably release and absolutely forever discharge such Contributing Party’s Target Group (each, a “Released Party”) from, and hereby irrevocably waives and relinquishes, any obligations and liabilities of the Released Parties, and any and all claims, demands, actions, losses, causes of action of any nature whatsoever, whether known or unknown, that any Releasing Party now has, or at any time previously had, or shall or may have in the future, against the Released Parties, for, upon or by reason of any matter, cause or thing whatsoever that occurred prior to the Closing; provided that the foregoing shall exclude (a) any rights that such Releasing Party has under this Agreement or any Transaction Agreement or (b) any rights to continuing indemnification under the Target Group Organizational Documents or any applicable policy of directors’ and officers’ insurance maintained by the applicable Target Group. It is the intention of the Contributing Parties in providing this release to the Released Parties, and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all such released matters and the final resolution by the applicable Releasing Party and the Released Parties of all such released matters.
Section 4.14.Integration. From the date hereof until the Closing, subject to any applicable Law (including competition and antitrust Laws in Chile and COVID-19 Measures) and the specific antitrust protocols entered into by the Contributing Parties, as soon as may be reasonably practicable after the date of this Agreement, the Contributing Parties shall cooperate in good faith to identify, analyze, agree and prepare to implement an integration plan with respect to the Company and each Target Group; provided that this Section 4.14 shall not permit a Contributing Party to interfere in any way with the independent competitive development of the other Contributing Party’s Target Group.
Section 4.15.Latour Newco. Prior to the Closing, Latour (a) shall form Latour Newco in accordance with the Pre-Closing Steps and (b) shall cause Latour Newco not to engage in any business activities or incur any liabilities or obligations, in each case, other than as expressly contemplated in this Agreement, including in the Pre-Closing Steps.
Section 4.16.Capital Expenditures.
(a)Each Contributing Party shall cause its Target Group to make capital expenditures in at least such amounts as those set forth on the CapEx Schedule. Any claim or dispute with respect to the CapEx Adjustment Amount, the CapEx Deficit or the CapEx Deficit De Minimis, including under this Section 4.16, shall be addressed exclusively under Section 2.3.

(b)In the event a Contributing Party’s Target Group has insufficient cash to comply with the requirements of Section 4.16(a), such Contributing Party may, at its option, (i) make a contribution to its Target Group to fund such expenditures or (ii) subject to Section 4.1(b)(xv), cause its Target Group to incur additional Indebtedness (including for purposes of this Section 4.16(b)(ii) any increase in capital expenditure creditors as compared to the Locked Box Date). For the avoidance of doubt, Indebtedness incurred to fund capital expenditures of a Contributing Party’s Target Group in excess of the applicable target amounts set forth on the CapEx Schedule for such Target Group in accordance with Section 4.1(b)(xv) will not be included in the calculation of CapEx Deficit.
Section 4.17.Equity Awards. Amarone Parent shall accept, assume and agree to faithfully perform, discharge and fulfill any and all expenses and liabilities that arise following the Closing in respect of any equity or equity-based awards of Amarone Parent granted by Amarone Parent to any current or former Service Provider, regardless of whether the facts on which they are based occurred prior to, on or subsequent to the Closing. Latour Parent shall accept, assume and agree to faithfully perform, discharge and fulfill any and all expenses and liabilities that arise following the Closing in respect of any equity or equity-based awards of Latour Parent granted by Latour Parent to any current or former Service Provider, regardless of whether the facts on which they are based occurred prior to, on or subsequent to the Closing.
Section 4.18.Additional Matters.
(a)Promptly following the date of this Agreement (and in any event prior to the Closing), the Contributing Parties shall cooperate in good faith to (a) finalize the terms of the Amarone Trademark License Agreement in a form reasonably acceptable to each Contributing Party (such acceptance not to be unreasonably withheld, conditioned or delayed); provided that such terms shall not deviate materially from the terms of the form Amarone Trademark License Agreement set forth in Annex F and (b) identify and agree to the necessary management services to be provided by Latour and Amarone, respectively, to the Company following Closing in exchange for the management fee set forth in Schedule 3 (the “Management Fees”), including by mutually agreeing to a management services agreement in a form reasonably acceptable to each Contributing Party (such acceptance not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, unless otherwise mutually agreed by the Parties, (i)(1) if the Amarone Trademark License Agreement contemplates any license fee, Amarone shall not be obligated to enter into a separate management services agreement and (2) if the Amarone Trademark License Agreement contemplates a royalty-free license, Amarone shall enter into a separate management services agreement, as contemplated by the preceding sentence herein, (ii) in the event the Amarone Trademark License Agreement contemplates a license fee, any management fee paid to Latour (which shall be addressed by the management services agreement contemplated hereby) shall be paid concurrently with any license fee paid to Amarone under the Amarone Trademark License Agreement, (iii) the amount of any Management Fee will be reduced by any amounts paid by the Company as license fees under the Amarone Trademark License Agreement, (iv) if any or all of the Management Fees for Latour are not paid for a certain period, the equivalent amount of any such license fee under the Amarone Trademark License Agreement shall also not be payable for such period and (v) in the case of termination of the Amarone Trademark License Agreement in accordance with the terms set forth in Sections 5.6 and 5.7 therein, the Company shall not be required to pay any license fee during the twenty-four (24) month post-termination period under the circumstances described in Sections 5.6 and 5.7, respectively. The terms set forth in the preceding sentence shall be addressed in the management services agreements contemplated hereby unless otherwise mutually agreed by the Parties. In no event will any license fee to be paid by the Company to Amarone pursuant to the Amarone Trademark License Agreement exceed the Management Fees paid by the Company to Amarone.
(b)Promptly following the date of this Agreement (and in any event prior to the Closing), the Contributing Parties shall cooperate in good faith to negotiate, if reasonably necessary, a reverse transitional services agreement between each Contributing Party and the Company pursuant to which (i) Amarone would continue to receive services under the contracts set forth on Section 4.18 of the Amarone Disclosure Letter; and (ii) Latour would receive the services described on Section 4.18 of the Latour Disclosure Schedule.
Article 5
LIABILITIES AND INDEMNIFICATION
Section 5.1.Survival.
(a)The representations and warranties of the Contributing Parties contained in this Agreement, or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement shall survive the Closing until the date that is fifteen (15) months after the Closing Date; provided that, (i) the Contributing Party Fundamental Representations shall survive indefinitely or until the last date permitted by applicable Law and (ii) the representations and warranties contained in Section 3.22 shall survive until sixty (60) days after the expiration of the applicable statute of limitations (including extensions thereof) for any Taxing Authority to review and assess any Taxes.
(b)All of the covenants and agreements contained in this Agreement or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement that are to be performed on or prior to the Closing shall survive the Closing until the date that is six (6) months after the Closing Date; and all of the covenants contained in this Agreement or any other certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement that, by their nature, are required to be performed after the Closing, shall survive the Closing until fully performed or fulfilled or upon expiration of their respective terms, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance; provided that the covenants and agreements contained in Section 4.8 shall survive until sixty (60) days after the expiration of the applicable statute of limitations (including extensions thereof) for any Taxing Authority to review and assess any Taxes (the applicable date on which the representations, warranties, covenants or agreements expire pursuant to Section 5.1(a) or Section 5.1(b), respectively, each a “Survival Expiration Date”).

(c)Notwithstanding the foregoing, any specific claim for the breach or inaccuracy of any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the applicable Survival Expiration Date until such claim is finally and fully resolved if notice of such claim shall have been validly delivered to the Party against whom such indemnity may be sought prior to the applicable Survival Expiration Date in accordance with Section 5.5(e). The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the Survival Expiration Dates set forth and agreed to in this Section 5.1 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.
Section 5.2.Indemnification of the Company and the other Contributing Party by the Contributing Parties. Subject to the provisions of this Article 5, effective at and after the Closing, each Contributing Party, severally and not jointly, shall indemnify, defend and hold harmless the Company and each other Contributing Party and its and their respective Affiliates, directors, officers, employees, agents, successors and permitted assigns (collectively, the “Company Indemnitees”) from and against, and shall pay and reimburse any Company Indemnitee for, any and all Damages incurred or suffered by any Company Indemnitee (and in the case of a Contributing Party and its respective Affiliates, directors, officers, employees, agents, successors and permitted assigns, only to the extent such Damages are directly and actually incurred or suffered by such Contributing Party or its Affiliates, directors, officers, employees, agents, successors or permitted assigns and not Damages incurred or suffered by the Company or by virtue of such Contributing Party’s ownership of the Company) to the extent arising from or relating to:
(a)any inaccuracy in or breach of any Contributing Party Fundamental Representations made by such Contributing Party contained in this Agreement or in any certificate or other writing delivered pursuant hereto (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to materiality, material impact or “Material Adverse Effect” set forth therein);
(b)any inaccuracy in or breach of any other representation or warranty made by such Contributing Party contained in this Agreement or in any certificate or other writing delivered pursuant hereto (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to materiality, material impact or “Material Adverse Effect” set forth therein);
(c)any breach of any covenant, agreement or obligation to be performed by such Contributing Party or its Target Group pursuant to this Agreement; and
(d)any Indemnified Taxes.
Section 5.3.Indemnification of the Contributing Parties by the Contributing Parties. Subject to the provisions of this Article 5, effective at and after the Closing, each of Amarone, with respect to the Amarone Excluded Business, and Latour, with respect to the Latour Excluded Business, shall indemnify, defend and hold harmless the Company and each other Contributing

Party and its and their respective Affiliates, directors, officers, employees, agents, successors and permitted assigns (collectively, the “Retained Group Indemnitees”) from and against, and shall pay and reimburse any Retained Group Indemnitee for, any and all Damages incurred or suffered by any such Retained Group Indemnitee solely to the extent arising from or relating to liabilities arising prior to the Closing with respect to the Amarone Excluded Business or the Latour Excluded Business, as applicable; provided that, notwithstanding anything in this Agreement to the contrary, neither Amarone nor Latour shall have any obligation pursuant to this Section 5.3 to indemnify, defend or hold harmless any Retained Group Indemnitee if, the event giving rise to such liability had not occurred, or the circumstances or conditions giving rise to such liability were not existing or present, prior to the time from which the Amarone Excluded Business or the Latour Excluded Business, as applicable, ceased to be owned or controlled by Amarone or Latour, as the case may be.
Section 5.4.Limitations and Other Matters Relating to Indemnification.
(a)With respect to indemnification by either Contributing Party under Section 5.2(b), such Contributing Party shall not be liable for any breach of such representation or warranty of such Contributing Party attributable to a single claim or all claims arising from the same or substantially related facts, events or circumstances (x) unless and until the amount of Damages (excluding costs and expenses of the Company Indemnitees incurred in connection with making such claim under this Agreement) actually incurred by the Company Indemnitees for such breach exceeds $2,000,000 (the “Mini-Basket”) and, if such Damages do not exceed the Mini-Basket, then such Damages shall not be applied to or considered for purposes of calculating the aggregate amount of Damages under the following clause (y) (but if such Damages do exceed the Mini-Basket, then the full amount of such Damages, from the first Dollar, shall be indemnifiable to the extent they are otherwise payable in accordance with clause (y) and shall be included in the calculation of the aggregate amount of Damages under clause (y)), (y) unless the aggregate amount of Damages (excluding costs and expenses of the Company Indemnitees incurred in connection with making such claim under this Agreement) actually incurred by the Company Indemnitees for all such breaches exceeds $20,000,000, and then only to the extent such aggregate Damages exceed such amount and (z) except in respect of claims of Fraud against the Person committing such Fraud, in no event shall either Contributing Party’s aggregate liability exceed $85,000,000.
(b)With respect to indemnification by either Contributing Party under Section 5.2 (other than Section 5.2(b)) and Section 5.3, except in respect of claims of Fraud against the Person committing such Fraud, no Contributing Party’s aggregate liability hereunder and thereunder shall in any event exceed $1,000,000,000 (the “Indemnification Cap”); provided that the amount of a Contributing Party’s aggregate liability under Section 5.4(a) and, separately, the Amarone Transitional Services Agreement or the Latour Transitional Services Agreement, as applicable, in each case, shall be counted towards, and, for the avoidance of doubt, not in addition to, the Indemnification Cap.
Section 5.5.Procedures. Claims for indemnification under this Agreement (other than claims relating to Taxes, which shall be governed exclusively by Section 4.8(f)) shall only be asserted and resolved as follows:

(a)Any Company Indemnitee or Retained Group Indemnitee claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under this Article 5 shall  promptly as reasonably practical notify the other Party (the “Indemnifying Party”) of the Third Party Claim and  transmit to the Indemnifying Party a written notice (a “Claim Notice”) stating the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Third Party Claim), the method of computation thereof (to the extent known or estimated), any other remedy sought thereunder, any relevant time constraints relating thereto, and, to the extent practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure to notify the Indemnifying Party in accordance with this Section 5.5(a) will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to give such notice.
(b)Except as provided in Section 5.5(d), an Indemnifying Party may elect at any time to assume and thereafter conduct the defense of any Third Party Claim with counsel of the Indemnifying Party’s choice and to settle or compromise any such Third Party Claim, and each Indemnified Party shall reasonably cooperate in all respects with the conduct of such defense by the Indemnifying Party or the settlement of such Third Party Claim by the Indemnifying Party; provided, however, that (x) prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that it would have an indemnity obligation for Damages resulting from such Third Party Claim as provided under this Article 5 and (ii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder and (y) the Indemnifying Party will not approve the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the Indemnified Party’s prior written approval (not to be unreasonably withheld, conditioned or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such Third Party Claim in favor of the Indemnified Party and do not impose any obligation or liability on the Indemnified Party (other than any obligation or liability that is de minimis in nature). If the Indemnified Party gives an Indemnifying Party notice of a Third Party Claim and the Indemnifying Party does not, within thirty (30) calendar days after such notice is given or if the legal term to provide the response is twenty (20) days or shorter, then within the first half of the legal term to provide such response,  give notice to the Indemnified Party of its election to assume the defense of the Third Party Claim and  thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Third Party Claim; provided, however, that the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) unless the terms of such settlement provide for a complete release of the claims that are the subject of such Third Party Claim in favor of the Indemnifying Party and do not impose any obligation or liability on the Indemnified Party (other than any obligation or liability that is de minimis in nature).

(c)The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it; provided that in the following circumstances the Indemnifying Party shall pay the reasonable fees and expenses of such separate counsel: (x) to the extent incurred by the Indemnified Party prior to the date that the Indemnified Party assumes control of the defense of the Third Party Claim or (y) if the Indemnified Party is advised by counsel that  there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or  there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be materially adverse to the Indemnifying Party. In the case of the foregoing clause (y), the Indemnifying Party shall keep the Indemnified Party reasonably informed with respect to such Third Party Claim and reasonably cooperate with the Indemnified Party in connection therewith. If the Indemnifying Party agrees in writing not to control the defense of such Third Party Claim, the Indemnified Party may, subject to clause (b) above, control the defense of such Third Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel to the Indemnified Party.
(d)The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim if and to the extent  the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation,  the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, their respective stockholders or Representatives or  in the case of a Company Indemnitee, the amount of the Third Party Claim, if determined in accordance with the claimant’s demands, would reasonably be expected to result in an amount of aggregate Damages that, together with all other unresolved claims for indemnification by the Company Indemnitees, would not be available for recovery under this Article 5.
(e)If any Indemnified Party becomes aware of any circumstances that may give rise to a claim for indemnification pursuant to this Article 5 for any matter not involving a Third Party Claim, then such Indemnified Party shall promptly  notify the Indemnifying Party and  deliver to the Indemnifying Party a written notice describing in reasonable detail the nature of the claim, describing in reasonable detail the basis of the Indemnified Party’s request for indemnification under this Agreement and including the Indemnified Party’s best estimate of the amount of Damages that may arise from such claim. Failure to notify the Indemnifying Party in accordance with this Section 5.5(e) will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent  the Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to give such notice or  the Indemnified Party fails to notify the Indemnifying Party of such claim in accordance with this Section 5.5(e) prior to the applicable Survival Expiration Date.
(f)In respect of a Third Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable indemnification claim relates.

All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.
Section 5.6.Certain Limitations. The right to indemnification by any Indemnified Party under this Article 5 shall be limited as follows:
(a)the amount of any Damages for which an Indemnified Party claims indemnification under this Agreement shall be reduced by  any insurance proceeds actually received with respect to such Damages (net of any expenses or costs of collection incurred by such Indemnified Party in recovering such amounts, including any increases in premiums under any insurance policies where such increase directly resulted from any such insurance payments),  all other amounts recovered from a third party pursuant to indemnification or otherwise in respect of such Damages, in each case, net of out-of-pocket costs and expenses reasonably incurred by such Indemnified Party and any accruals or reserves specifically included in the Financial Statements with respect to, or attributable to, any such Damages or any amount included in the Pre-Closing Statement with respect to, or attributable to, any such Damages;
(b)if an Indemnified Party shall recover Damages in respect of a claim of indemnification under this Article 5, no other Indemnified Party shall be entitled to recover the same Damages in respect of a claim for indemnification; and
(c)no Party will be entitled to recover Damages in respect of any claim under this Agreement or otherwise obtain indemnification more than once in respect of the same Damages suffered. If any circumstance gives rise to more than one right of claim or constitutes a breach of more than one representation, warranty, covenant or agreement hereunder, the relevant party shall be entitled to be indemnified or make recovery only once in respect of any such circumstance.
Section 5.7.Indemnification Sole and Exclusive Remedy. Except with respect to claims based on Fraud and except for the right to specifically enforce the provisions of this Agreement as provided in Section 7.6, following the Closing, indemnification pursuant to this Article 5 will be the sole and exclusive remedy of the Parties and any Person claiming by or through any party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and neither the Company nor either Contributing Party will have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise.
Article 6
TERMINATION, AMENDMENT, WAIVER AND MODIFICATION
Section 6.1.Termination. This Agreement may be terminated and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing:

(a)by the mutual written consent of the Contributing Parties;
(b)by either Contributing Party, if the Closing has not occurred on or before March 29, 2023 or such other date that the Contributing Parties may agree upon in writing (the “End Date”); provided that the End Date may be extended by either Contributing Party by a period of six (6) months upon delivery of a written notice to the other Contributing Party at least five (5) Business Days prior to the expiration of the End Date, with only one such extension permitted. For the avoidance of doubt, the right of any Party seeking to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to such Party if the failure to consummate the Closing by the End Date arises out of, or results from, any breach by such Party of any representation, warranty, covenant or obligation of such Party contained in this Agreement;
(c)by either Contributing Party, if (1) there shall be any Law enacted, promulgated or issued by any Governmental Authority that makes consummation of the Closing illegal or otherwise prohibited or (2) any Governmental Authority shall have issued an Order permanently enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 6.1(c) shall have used the efforts required by Section 4.2 to contest and remove such Law or Order;
(d)by either Contributing Party, if the other Contributing Party is in breach of any of its representations or warranties contained in this Agreement or breaches or fails to perform any of its covenants or agreements contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to such Contributing Party’s obligations to consummate the transactions contemplated hereby set forth in Article 2 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform by such Contributing Party, cannot be cured or has not been cured within forty five (45) Business Days after receipt of such written notice; provided, however, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to a Contributing Party if such Contributing Party is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;
The Party desiring to terminate this Agreement pursuant to this Section 6.1 shall give written notice of such termination to the other Party in accordance with Section 6.2, specifying the provision hereof pursuant to which such termination is effected.
Section 6.2.Effect of Termination; Procedure.
(a)Except as set forth in this Section 6.2(a), if this Agreement is terminated pursuant to Section 6.1 this Agreement shall become void and of no effect with no liability or further obligation on the part of any Party hereto or any of its Related Parties; provided that this Section 6.2(a), Section 4.7, Section 6.3 and Article 7 shall survive the termination hereof; and provided further, that termination of this Agreement shall not relieve any Party from liability for Fraud, intentional misrepresentation or intentional and material breach of this Agreement.
(b)If this Agreement is terminated pursuant to Section 6.1:

(i)all confidential information received by any Party or its Representatives with respect to the Business of any Target Group or of their respective Affiliates shall be returned or destroyed and, if such confidential information cannot be returned or destroyed, shall be treated in accordance with any applicable provisions of the Confidentiality Agreement; and
(ii)all filings, applications and other submissions made to any Person, including any Governmental Authority, in connection with the transactions contemplated by this Agreement shall, to the extent practicable and not legally prohibited, be withdrawn from such Person.
Section 6.3.Fees and Expenses. Other than as expressly provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that, if the Closing occurs, each Target Group may pay such fees, costs and expenses of the Company.
Article 7
GENERAL PROVISIONS
Section 7.1.Amendments. Any provision of this Agreement (including the Disclosure Schedule and the Exhibits hereto) may be amended or waived prior to the Closing Date, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.
Section 7.2.Governing Law. This Agreement, and any and all claims arising directly or indirectly out of or concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York (without regard to the principles of conflicts of Laws that would apply the Laws of any other jurisdiction).
Section 7.3.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other Parties, and any attempted assignment without such consent shall be null and void, except that a Contributing Party may transfer or assign its rights and obligations hereunder to one or more ninety percent (90%) or greater owned (with respect to direct or indirect equity ownership and voting power) Affiliates of each applicable Guarantor at any time; provided that no such transfer or assignment shall relieve such Contributing Party of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto to such Contributing Party; provided, further, that such rights or obligations shall be assigned back to the Contributing Party if such Affiliate ceases to be ninety percent (90%) or greater owned (with respect to direct or indirect equity ownership and voting power) by the applicable Guarantor.

Section 7.4.Counterparts; Effectiveness. This Agreement may be executed (i) inside or outside of Chile and (ii) in two or more counterparts (which may be delivered by electronic transmission), each of which together shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 7.5.Notices. All notices, consents, requests, demands or other communications required or permitted hereunder shall be:  in writing;  sent by messenger, a reliable overnight delivery service or e-mail, charges prepaid as applicable, to the appropriate address(es) set forth below; and  deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first Business Day after the date of delivery), as evidenced by  a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger or express delivery service; or  confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate e-mail address on a specified date, if sent by e-mail. All such communications shall be sent to the following addresses, or to such other addresses as any Party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 7.5:

(a)If to Amarone, Amarone Parent or, prior to the Closing, the Company, to:
América Móvil, S.A.B. de C.V.
Lago Zurich 245
Plaza Craso
Edificio Telcel, Piso 16
Colonia Ampliación Granada
11529, Ciudad de México, México
Attention: General Counsel
Email: [Separately provided]

with a copy (which shall not constitute notice) to:
Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022
Attention: Andrea Merediz Basham
Email: [Separately provided]
(b)if to Latour or Latour Parent, to:

Liberty Latin America Ltd.
1550 Wewatta Street, Suite 710
Denver, CO 80202
Attention: John M. Winter, Chief Legal Officer
Email: [Separately provided]
with a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
30 Rockefeller Plaza, FL 43
New York, New York 10112
Attention: Jonathan Gordon; James Marshall
Email: [Separately provided]
(c)if, following the Closing, to the Company, to:
América Móvil, S.A.B. de C.V.
Lago Zurich 245
Plaza Craso
Edificio Telcel, Piso 16
Colonia Ampliación Granada
11529, Ciudad de México, México
Attention: General Counsel
Email: [Separately provided]
and
Liberty Latin America Ltd.
1550 Wewatta Street, Suite 710
Denver, CO 80202
Attention: John M. Winter, Chief Legal Officer
Email: [Separately provided]
with a copy (which shall not constitute notice) to:
Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022
Attention: Andrea Merediz Basham
Email: [Separately provided]
and
Baker Botts L.L.P.
30 Rockefeller Plaza, FL 43

New York, New York 10112
Attention: Jonathan Gordon; James Marshall
Email: [Separately provided]
Section 7.6.Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur if the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated hereby) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on any basis, including the basis that any other Party has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at Law or in equity. Any Party seeking: (i) an injunction or injunctions to prevent breaches of this Agreement; (ii) to enforce specifically the terms and provisions of this Agreement; and/or (iii) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.
Section 7.7.Entire Agreement; Conflicts. This Agreement (including the Disclosure Schedule and the Exhibits, schedules, and annexes hereto and thereto), the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede, cancel and annul all prior agreements, negotiations, correspondence, undertakings, understandings, statements, representations, discussions and any other communications of the Parties, whether oral or written, with respect to the subject matter hereof and thereof.
Section 7.8.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.
Section 7.9.Jurisdiction; Service of Process and Waiver of Jury Trial. With respect to any dispute, claim or controversy resulting from, relating to or arising out of this Agreement, or the breach, termination or validity thereof, each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the

Southern District of New York located in New York County, New York, or, if such court does not have jurisdiction, the New York state court sitting in the Borough of Manhattan, New York City. In any such action, each of the Parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise  any claim that it is not subject to the jurisdiction of the above courts,  that its property is exempt or immune from attachment or execution in any such action in the above-named courts,  that such action is brought in an inconvenient forum,  that the venue of such action is improper,  that such action should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such courts. Each of the Parties hereto hereby agrees not to commence any such action other than before one of the above-named courts. Each of the Parties hereto also hereby agrees that any final and unappealable judgment against a party in connection with any such action shall be conclusive and binding on such party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States, as well as any court where a party or its assets are located. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. With respect to any action for which it has submitted to jurisdiction pursuant to this Section 7.9, each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 7.5. Nothing in this Section 7.9 shall affect the right of any party to serve process in any other manner permitted by Law. The foregoing consent to jurisdiction shall not  constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any dispute, controversy or claim resulting from, relating to or arising out of this Agreement, or the breach, termination or validity thereof, or  be deemed to confer rights on any Person other than the respective Parties to this Agreement. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS.
Section 7.10.Non-Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
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In Witness Whereof, the undersigned have duly executed and delivered this Agreement as of the date first above written.

SERCOTEL, S.A. DE C.V.

By:    /s/ Daniel Hajj Aboumrad
    Name: Daniel Hajj Aboumrad
    Title: Chief Executive Officer

By:    /s/ Alejandro Cantú Jiménez
    Name: Alejandro Cantú Jiménez
    Title: General Counsel

CONTROLADORA DE SERVICIOS DE TELECOMUNICACIONES, S.A. DE C.V.

By:    /s/ Daniel Hajj Aboumrad
    Name: Daniel Hajj Aboumrad
    Title: Chief Executive Officer

By:    /s/ Alejandro Cantú Jiménez
    Name: Alejandro Cantú Jiménez
    Title: General Counsel

AMÉRICA MÓVIL, S.A.B. DE C.V.

By:    /s/ Daniel Hajj Aboumrad
    Name: Daniel Hajj Aboumrad
    Title: Chief Executive Officer

By:    /s/ Alejandro Cantú Jiménez
    Name: Alejandro Cantú Jiménez
    Title: General Counsel

LLA UK HOLDING LIMITED

By:    /s/ Matthew Edward Read
    Name: Matthew Edward Read
    Title: Director

LIBERTY LATIN AMERICA LTD.

By:    /s/ John M. Winter
    Name: John M. Winter
    Title: Senior Vice President

CLARO CHILE, S.A.

By:    /s/ Federico Jorge Oguich
    Name: Federico Jorge Oguich
    Title: Chief Financial Officer

By:    /s/ Cristián Andrés Salgado Padilla
    Name: Cristián Andrés Salgado Padilla
    Title: General Counsel